Ceridian Holding LLC
_____________________________

Annual Financial Information
For the fiscal year ended December 31, 2017
______________________________

3311 East Old Shakopee Road
Minneapolis, MN 55425
Telephone Number (952) 853-8100

Ceridian Holding LLC
Annual Financial Information
For the fiscal year ended December 31, 2017

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Ceridian Holding LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ceridian Holding LLC and its subsidiaries
(the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the
Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States)
(PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the
PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1958.

Minneapolis, Minnesota
March 14, 2018

Ceridian Holding LLC
Consolidated Balance Sheets
(Dollars in millions, except share data)
	December 31,
	2017	2016
ASSETS
Current assets:
Cash and equivalents	$200.5	$131.9
Restricted cash	—	100.0
Trade and other receivables, net	79.7	78.1
Prepaid expenses	37.9	31.7
Other current assets	5.3	1.0
Total current assets before customer trust funds	323.4	342.7
Customer trust funds	4,099.7	3,702.8
Total current assets	4,423.1	4,045.5
Property, plant, and equipment, net	103.8	86.9
Goodwill	2,087.3	2,058.0
Other intangible assets, net	212.4	232.9
Other assets	4.0	3.2
Total assets	$6,830.6	$6,426.5
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$2.3
Accounts payable	48.8	46.4
Accrued interest	15.9	20.6
Deferred revenue	16.8	13.1
Employee compensation and benefits	70.0	77.8
Other accrued expenses	15.5	26.6
Total current liabilities before customer trust funds obligations	167.0	186.8
Customer trust funds obligations	4,105.5	3,692.3
Total current liabilities	4,272.5	3,879.1
Long-term debt, less current portion	1,119.8	1,139.8
Employee benefit plans	152.4	182.1
Other liabilities	56.2	131.0
Total liabilities	5,600.9	5,332.0
Members' equity:
Convertible preferred stock, $0.0001 par, 70,000,000 shares authorized, 58,228,954 and 58,232,117 shares issued and outstanding as of December 31, 2017 and 2016, respectively, liquidation preference of $10.00 per share, $582.3 in aggregate at December 31, 2017 and 2016	379.5	379.5
Common stock, $0.0001 par, 150,000,000 shares authorized, 129,817,190 and 129,825,315 shares issued and outstanding as of December 31, 2017 and 2016, respectively	—	—
Additional paid in capital	1,318.4	1,302.9
Accumulated deficit	(375.7)	(358.2)
Accumulated other comprehensive loss	(318.1)	(357.5)
Receivable from stockholder	—	(75.2)
Total members' equity	1,004.1	891.5
Noncontrolling interest	225.6	203.0
Total equity	1,229.7	1,094.5
Total liabilities and equity	$6,830.6	$6,426.5
See accompanying notes to consolidated financial statements.

Ceridian Holding LLC
Consolidated Statements of Operations
(Dollars in millions)

	Year Ended December 31,
	2017	2016	2015
Revenue:
Recurring services	$678.4	$639.3	$641.6
Professional services and other	72.3	64.9	52.3
Total revenue	750.7	704.2	693.9
Cost of revenue:
Recurring services	239.6	256.3	256.6
Professional services and other	135.8	115.8	91.9
Product development and management	50.4	49.2	46.0
Depreciation and amortization	31.9	24.0	18.6
Total cost of revenue	457.7	445.3	413.1
Gross profit	293.0	258.9	280.8
Costs and expenses:
Selling, general, and administrative	253.1	249.8	246.3
Other expense, net	7.4	9.3	2.4
Interest expense, net	86.6	87.4	87.8
Total costs and expenses	347.1	346.5	336.5
Loss from continuing operations before income taxes	(54.1)	(87.6)	(55.7)
Income tax (benefit) expense	(44.7)	17.8	8.6
Loss from continuing operations	(9.4)	(105.4)	(64.3)
Income (loss) from discontinued operations	11.1	18.5	(23.3)
Net income (loss)	1.7	(86.9)	(87.6)
Net (loss) income attributable to noncontrolling interest	(1.3)	0.1	—
Net income (loss) attributable to Ceridian	$3.0	$(87.0)	$(87.6)

See accompanying notes to consolidated financial statements.

Ceridian Holding LLC
Consolidated Statements of Comprehensive Income (Loss)
(Dollars in millions)

	Year Ended December 31,
	2017	2016	2015
Net income (loss)	$1.7	$(86.9)	$(87.6)
Items of other comprehensive income (loss) before income taxes:
Change in foreign currency translation adjustment	39.7	24.4	(94.2)
Change in unrealized gain from marketable securities (1)	—	—	(19.9)
Change in unrealized loss from invested customer trust funds	(17.3)	(10.2)	(4.9)
Change in pension liability adjustment (2)	13.8	13.6	14.5
Other comprehensive income (loss) before income taxes	36.2	27.8	(104.5)
Income tax (benefit) expense, net	(3.6)	0.6	(0.6)
Other comprehensive income (loss) after income taxes	39.8	27.2	(103.9)
Comprehensive income (loss)	41.5	(59.7)	(191.5)
Comprehensive loss attributable to noncontrolling interest	(0.9)	(0.5)	—
Comprehensive income (loss) attributable to Ceridian	$42.4	$(59.2)	$(191.5)

(1)
The amount of unrealized gains from marketable securities recognized in the consolidated statements of operations within other expense, net was $3.9 and $26.0 during the years ended December 31, 2016, and 2015, respectively.

(2)
The amount of the pension liability adjustment recognized in the consolidated statements of operations within selling, general, and administrative expense and income (loss) from discontinued operations was was $10.1, $9.9, and $11.8 during the years ended December 31, 2017, 2016, and 2015, respectively.

See accompanying notes to consolidated financial statements.

Ceridian Holding LLC
Consolidated Statements of Members' Equity
(Dollars in millions, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated Other Compre-hensive Loss	Receivable from Shareholder	Total Members' Equity	Non-controlling Interest	Total Equity
	Shares	$	Shares	$
Balance as of December 31, 2014	55,316,509.0	$377.1	129,847,659.0	$—	$1,276.8	$869.2	$(286.6)	$—	$2,236.5	$—	$2,236.5
Net loss	—	—	—	—	—	(87.6)	—	—	(87.6)	—	(87.6)
Distributions to members	—	—	—	—	—	(928.9)	—	—	(928.9)	—	(928.9)
Dayforce acquisition, release of shares in escrow	2,924,307.0	—	—	—	—	—	—	—	—	—	—
Share repurchase	(8,699.0)	—	(22,344.0)	—	—	—	—	—	—	—	—
Share-based compensation	—	2.4	—	—	10.8	—	—	—	13.2	—	13.2
Foreign currency translation	—	—	—	—	—	—	(94.2)	—	(94.2)	—	(94.2)
Change in unrealized loss, net of tax of ($0.8)	—	—	—	—	—	—	(24.0)	—	(24.0)	—	(24.0)
Change in minimum pension & postretirement liability, net of tax of $0.2	—	—	—	—	—	—	14.3	—	14.3	—	14.3
Balance as of December 31, 2015	58,232,117.0	$379.5	129,825,315.0	$—	$1,287.6	$(147.3)	$(390.5)	$—	$1,129.3	$—	$1,129.3

See accompanying notes to consolidated financial statements.

Ceridian Holding LLC
Consolidated Statements of Members' Equity (continued)
(Dollars in millions, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated Other Compre-hensive Loss	Receivable from Shareholder	Total Members' Equity	Non-controlling Interest	Total Equity
	Shares	$	Shares	$
Balance as of December 31, 2015	58,232,117	$379.5	129,825,315	$—	$1,287.6	$(147.3)	$(390.5)	$—	$1,129.3	$—	$1,129.3
Net (loss) income	—	—	—	—	—	(87.0)	—	—	(87.0)	0.1	(86.9)
Issuance of stock by subsidiary	—	—	—	—	—	—	—	(75.2)	(75.2)	150.2	75.0
Creation of the LifeWorks joint venture	—	—	—	—	—	—	—	—	—	39.2	39.2
Sale of the UK Business, net of tax $2.5	—	—	—	—	—	—	25.9	—	25.9	—	25.9
Preferred dividends declared by subsidiary	—	—	—	—	—	(14.1)	—	—	(14.1)	14.1	—
Distribution to members	—	—	—	—	—	(109.8)	—	—	(109.8)		(109.8)
Share-based compensation	—	—	—	—	15.3	—	—	—	15.3	—	15.3
Foreign currency translation	—	—	—	—	—	—	8.0	—	8.0	(0.6)	7.4
Change in unrealized loss, net of tax of ($2.0)	—	—	—	—	—	—	(2.9)	—	(2.9)	—	(2.9)
Change in minimum pension & postretirement liability, net of tax of $0.1	—	—	—	—	—	—	2.0	—	2.0	—	2.0
Balance as of December 31, 2016	58,232,117	$379.5	129,825,315	$—	$1,302.9	$(358.2)	$(357.5)	$(75.2)	$891.5	$203.0	$1,094.5

See accompanying notes to consolidated financial statements.

Ceridian Holding LLC
Consolidated Statements of Members' Equity (continued)
(Dollars in millions, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated Other Compre-hensive Loss	Receivable from Shareholder	Total Members' Equity	Non-controlling Interest	Total Equity
	Shares	$	Shares	$
Balance as of December 31, 2016	58,232,117.0	$379.5	129,825,315.0	$—	$1,302.9	$(358.2)	$(357.5)	$(75.2)	$891.5	$203.0	$1,094.5
Net income (loss)	—	—	—	—	—	3.0	—	—	3.0	(1.3)	1.7
Share repurchase	(3,163.0)	—	(8,125.0)	—	(0.1)	—	—	—	(0.1)	—	(0.1)
Share repurchase by subsidiary	—	—	—	—	(1.6)	—	—	—	(1.6)	(0.2)	(1.8)
Payment for issuance of stock by subsidiary	—	—	—	—	—	—	—	75.2	75.2	—	75.2
Issuance of stock by subsidiary	—	—	—	—	—	—	—	—	—	3.2	3.2
Preferred dividends declared by subsidiary	—	—	—	—	—	(20.5)	—	—	(20.5))	20.5	—
Share-based compensation	—	—	—	—	17.2	—	—	—	17.2	—	17.2
Foreign currency translation	—	—	—	—	—	—	39.3	—	39.3	0.4	39.7
Change in unrealized loss, net of tax ($3.6)	—	—	—	—	—	—	(13.7)	—	(13.7)	—	(13.7)
Change in minimum pension & postretirement liability, net of tax of $0.0	—	—	—	—	—	—	13.8	—	13.8	—	13.8
Balance as of December 31, 2017	58,228,954.0	$379.5	129,817,190.0	$—	$1,318.4	$(375.7)	$(318.1)	$—	$1,004.1	$225.6	$1,229.7

See accompanying notes to consolidated financial statements.

Ceridian Holding LLC
Consolidated Statements of Cash Flows
(Dollars in millions)
	Year Ended December 31,
	2017	2016	2015
Net loss	$1.7	$(86.9)	$(87.6)
(Income) loss from discontinued operations	(11.1)	(18.5)	23.3
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax (benefit) expense	(65.0)	7.0	(7.9)
Depreciation and amortization	57.9	57.3	56.0
Asset impairment	—	10.4	23.0
Amortization of debt issuance costs and debt discount	3.7	3.5	3.2
Net periodic pension and postretirement cost	1.5	3.0	8.9
Realized gain on short-term investments	—	(3.9)	(25.4)
Share-based compensation	17.2	15.3	12.8
Environmental reserve	—	5.9	—
Other	(1.0)	0.2	1.5
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(1.5)	(7.2)	(7.5)
Prepaid expenses and other current assets	(6.7)	—	(5.5)
Accounts payable and other accrued expenses	(4.3)	(8.2)	(3.2)
Deferred revenue	3.5	(0.6)	(1.8)
Employee compensation and benefits	(26.0)	(48.5)	(26.2)
Accrued interest	(4.8)	(0.2)	1.3
Accrued taxes	(7.8)	(0.1)	5.4
Other assets and liabilities	4.0	2.0	(3.1)
Net cash used in operating activities - continuing operations	(38.7)	(69.5)	(32.8)
Net cash (used in) provided by operating activities - discontinued operations	(0.7)	(6.1)	14.0
Net cash used in operating activities	(39.4)	(75.6)	(18.8)
Cash Flows from Investing Activities
Purchase of customer trust funds marketable securities	(598.5)	(699.7)	(610.6)
Proceeds from sale and maturity of customer trust funds marketable securities	610.2	677.6	557.0
Net change in restricted cash and other restricted assets held to satisfy customer trust funds obligations	(367.8)	677.8	405.3
Proceeds from sale of short-term investments	—	209.8	930.1
Net change in restricted cash	100.0	(100.0)
Expenditures for property, plant, and equipment	(17.7)	(7.7)	(9.2)
Expenditures for software and technology	(33.1)	(25.5)	(25.3)
Cash acquired in business combination	—	1.2	—
Net (payments) proceeds from divestitures	(0.5)	101.6	—
Net cash (used in) provided by investing activities - continuing operations	(307.4)	835.1	1,247.3
Net cash provided by investing activities - discontinued operations	—	37.7	6.7
Net cash (used in) provided by investing activities	(307.4)	872.8	1,254.0
Cash Flows from Financing Activities
Increase (decrease) in customer trust funds obligations, net	356.1	(655.7)	(351.7)
Proceeds from issuance of stock by subsidiary	78.4	75.0	—
Repurchase of common and preferred stock	(1.8)	—	(0.5)
Distributions to members	—	(109.8)	(928.5)
Repayment of long-term debt obligations	(25.9)	(11.8)	(7.0)
Net cash provided by (used in) financing activities - continuing operations	406.8	(702.3)	(1,287.7)
Net cash used in financing activities - discontinued operations	—	(38.2)	(9.5)
Net cash provided by (used in) financing activities	406.8	(740.5)	(1,297.2)
Effect of Exchange Rate Changes on Cash	8.6	1.3	(10.4)
Net increase (decrease) in cash and equivalents	68.6	58.0	(72.4)
Elimination of cash from discontinued operations	—	10.1	0.1
Cash and equivalents at beginning of year	131.9	63.8	136.1
Cash and equivalents at end of year	$200.5	$131.9	$63.8

Supplemental Cash Flow Information:
Cash paid for interest	$89.7	$84.9	$83.9
Cash paid for income taxes	$24.6	$16.8	$15.7
Cash received from income tax refunds	$1.9	$0.2	$0.2
See accompanying notes to consolidated financial statements.

Ceridian Holding LLC
Notes to Consolidated Financial Statements
(Dollars in millions, except share data)

1. Organization
Ceridian Holding LLC and subsidiaries (also referred to in this report as “Ceridian,” “we,” “our,” and “us”) offer a broad range of services and software designed to help employers more effectively manage employment processes, such as payroll, payroll-related tax filing, human resource information systems, employee self-service, time and labor management, employee assistance programs, and recruitment and applicant screening. Our technology-based services are typically provided through long-term customer relationships that result in a high level of recurring revenue. Our operations are primarily located in the United States and Canada.
Ceridian owns a controlling financial interest in a joint venture, WorkAngel Organisation Limited (“LifeWorks”) (the “Joint Venture Company”), which offers an employee engagement platform that delivers employee assistance programs, social recognition, exclusive perks and discounts, a private social network, employee and corporate wellness, and employee engagement analytics in the United States, Canada, and the United Kingdom. Prior to the formation of the joint venture, employee assistance programs were provided by Ceridian. On January 20, 2017, WorkAngel Organisation Limited changed its name to LifeWorks Corporation Ltd. Please refer to Note 4, “Business Combinations and Noncontrolling Interest,” for further discussion regarding the formation of this joint venture on March 1, 2016.
Ceridian is the 100% owner of Foundation Holding LLC, which in turn is the 100% owner of Ceridian LLC. Ceridian HCM Holding Inc. ("Ceridian HCM") is a majority-owned subsidiary of Ceridian LLC (Ceridian LLC and its predecessor, Ceridian Corporation, are together referred to as "Ceridian LLC"). Ceridian HCM is owned by Ceridian LLC, Ceridian Holding II LLC ("Ceridian Holding II"), which is an unconsolidated entity, and other individuals, who collectively own less than 1% of the outstanding interests of Ceridian HCM. Until November 14, 2014, Comdata Inc. ("Comdata") was a wholly-owned subsidiary of Ceridian LLC. The shares of Ceridian Holding LLC consist of common shares and convertible participating preferred shares, which are senior to the common shares in terms of dividends and upon liquidation.
The owners of Ceridian Holding LLC and Ceridian Holding II include (i) affiliates and co-investors of Thomas H. Lee Partners, L.P. (“THL Partners”) and Cannae Holdings, LLC, formerly known as Fidelity National Financial Ventures, LLC (“Cannae”) (THL Partners and Cannae are together referred to as the “Sponsors”), who collectively own approximately 96% of the outstanding interests of both Ceridian Holding LLC and Ceridian Holding II, and (ii) other individuals, who collectively own approximately 4% of the outstanding interests of each holding company. The Sponsors initially acquired their indirect ownership interest in Ceridian Holding LLC on November 9, 2007, when the Sponsors completed the acquisition of all of the outstanding equity of the Ceridian entities (the “2007 Merger”). The Sponsors acquired their ownership interest in Ceridian Holding II on March 30, 2016, when the Sponsors and other individuals purchased equity in Ceridian Holding II, which in turn purchased equity in Ceridian HCM Holding Inc. This equity financing transaction with Ceridian Holding II raised $150.2, of which $75.0 was contributed by Ceridian Holding II to Ceridian HCM Holding Inc. on March 30, 2016. The remaining $75.2 was committed to be funded to Ceridian HCM Holding Inc. within the following three years, and was recorded within equity as a receivable from shareholder. During the second quarter of 2017, the board of directors of Ceridian Holding II approved the funding of the remaining $75.2, which was transferred to Ceridian HCM Holding Inc. on June 28, 2017.

Company History
During the quarter ended September 30, 2015, we completed two separate transactions that resulted in the sale of our benefits administration and post-employment health insurance compliance businesses (the “Divested Benefits Continuation Businesses”). In the third quarter of 2013, we entered into an agreement for the sale of certain of our customer contracts for consumer-directed benefit services, including flexible spending accounts, health reimbursement accounts, health savings accounts, commuter (parking or transit) premium-only plans, and tuition reimbursement plans (collectively, the “Consumer-Directed Benefit Services”). These three transactions represented a strategic shift in our overall business and have had a significant impact on the financial statement results. Accordingly, the Divested Benefits Continuation Businesses, as well as the Consumer-Directed Benefit Services, have been presented as discontinued operations in the consolidated financial statements and accompanying notes for all periods presented. Please refer to Note 3, “Discontinued Operations,” for further discussion of this transaction.
On June 15, 2016, we completed the stock sale of our United Kingdom and Ireland businesses, along with the portion of our Mauritius operations that supported these businesses (the “UK Business”). We received cash consideration of $93.2 in connection with this transaction. Concurrent with this transaction, we entered into a strategic partnership with the acquirer, SD Worx, a leading European provider of payroll and HCM, to deliver cloud HCM services across Europe. The UK Business has been presented as discontinued operations in the consolidated financial statements and accompanying notes for all periods presented. Please refer to Note 3, “Discontinued Operations,” for further discussion of this transaction.
Reclassifications

During the year ended December 31, 2017, we changed the presentation and classification of certain revenues and expenses as outlined below. These changes in presentation and classification represent a change in accounting policy for the Company, and are preferable as they better facilitate comparisons with revenues and expenses of other similar businesses, better align our income statement presentation with the way the management and reporting of our business has evolved internally, and enhances our overall disclosure and understanding of business results for external users. Amounts previously reported in our consolidated statements of operations have been revised to conform to the current year presentation. These revised classifications had no effect on previously reported total revenue and net losses attributable to Ceridian. The presentation and classification changes were as follows and are summarized in the table below:

•
Certain Bureau product service revenues and expenses have been reclassified from recurring services to professional services and other. This change resulted in a reduction to recurring revenue with a corresponding increase to professional services and other revenue for the years ended December 31, 2016 and 2015.

•
All product development and management costs have been reclassified to be included in total cost of revenue. Product development and management costs are related to software development activities that do not qualify for capitalization.

•	Depreciation and amortization expenses related to cost of revenue, such as amortization of capitalized software, are now presented on a separate line within cost of revenue.

	Year Ended December 31, 2016
	Before reclassification	After reclassification	Change
Revenue:
Recurring services	$645.9	$639.3	$(6.6)
Professional services and other	58.3	64.9	6.6
Total revenue	704.2	704.2	—
Cost of revenue:
Recurring services	303.1	256.3	(46.8)
Professional services and other	100.1	115.8	15.7
Product development and management	—	49.2	49.2
Depreciation and amortization	—	24.0	24.0
Total cost of revenue	403.2	445.3	42.1
Gross profit	301.0	258.9	(42.1)
Costs and expenses:
Selling, general, and administrative	249.8	249.8	—
Product development	42.1	—	(42.1)
Other expense, net	9.3	9.3	—
Interest expense, net	87.4	87.4	—
Total costs and expenses	388.6	346.5	(42.1)
Loss from continuing operations before income taxes	$(87.6)	$(87.6)	$—

	Year Ended December 31, 2015
	Before reclassification	After reclassification	Change
Revenue:
Recurring services	$651.6	$641.6	$(10.0)
Professional services and other	42.3	52.3	10.0
Total revenue	693.9	693.9	—
Cost of revenue:
Recurring services	309.6	256.6	(53.0)
Professional services and other	72.3	91.9	19.6
Product development and management	—	46.0	46.0
Depreciation and amortization	—	18.6	18.6
Total cost of revenue	381.9	413.1	31.2
Gross profit	312.0	280.8	(31.2)
Costs and expenses:
Selling, general, and administrative	246.3	246.3	—
Product development	31.2	—	(31.2)
Other expense, net	2.4	2.4	—
Interest expense, net	87.8	87.8	—
Total costs and expenses	367.7	336.5	(31.2)
Loss from continuing operations before income taxes	$(55.7)	$(55.7)	$—

2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The accompanying consolidated financial statements include the operations and accounts of Ceridian and all subsidiaries, as well as any variable interest entity ("VIE") in which we have controlling financial interest. All intercompany balances and transactions have been eliminated from our consolidated financial statements.
We consolidate the grantor trusts that hold funds provided by our payroll and tax filing customers pending remittance to employees of those customers or tax authorities in the United States and Canada. Under consolidation accounting, the enterprise with a controlling financial interest consolidates a VIE. A controlling financial interest in an entity is determined through analysis that identifies the primary beneficiary which has (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. In addition, ongoing reassessments must be performed to confirm whether an enterprise is the primary beneficiary of a VIE. The grantor trusts are VIEs, and we are deemed to have a controlling financial interest as the primary beneficiary. Please refer to Note 6, “Customer Trust Funds," for further information on our accounting for these funds.
Revision of Prior Period Financial Statements
In connection with the preparation of our consolidated financial statements for the year ended December 31, 2017, we identified a prior period error pertaining to the misclassification of a deferred tax liability attributable to previously amortized tax basis goodwill as a deferred tax liability eligible to offset deferred tax assets when determining the requirement for a valuation allowance. This resulted in a $12.7 understatement of non-cash income tax expense in fiscal years prior to December 31, 2015, impacting accumulated deficit amounts as a component of members' equity as of December 31, 2015 and 2016. There was no impact to the consolidated statements of operations for any period presented. In accordance with accounting guidance found in Accounting Standards Codification ("ASC") Topic 250-10 (Securities and Exchange Commission Staff Accounting Bulletin No. 99, "Materiality," and No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements"), we assessed the materiality of the error from quantitative and qualitative perspectives and concluded that the error was not material to any of our previously issued financial statements. Since the revision was not material to any prior period, no amendments to previously issued financial statements are required. Consequently, we have adjusted for this error by revising our historical financial statements presented herein. We have recognized the cumulative effect of the error on periods prior to those that are presented herein by increasing accumulated deficit and other liabilities by $12.7 on our consolidated balance sheets as of December 31, 2016, and increasing accumulated deficit by $12.7 on our consolidated statements of members' equity as of December 31, 2014, 2015 and 2016.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our financial statements and our reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. Estimates that could significantly affect our results of operations or financial condition involve the assignment of fair values to goodwill and other intangible assets and testing for impairment; the testing of impairment of long-lived assets; the determination of our liability for pensions and postretirement benefits; the determination of fair value of stock options granted; and the resolution of tax matters and legal contingencies. Further discussion on these estimates can be found in related disclosures elsewhere in our notes to the consolidated financial statements.
Cash and Equivalents

As of December 31, 2017 and 2016, cash and equivalents were comprised of cash held in bank accounts and investments with an original maturity of three months or less.
Concentrations
Cash deposits of client and corporate funds are maintained primarily in large credit-worthy financial institutions in the countries in which we operate. These deposits may exceed the amount of any deposit insurance that may be available through government agencies. All deliverable securities are held in custody with large credit-worthy financial institutions which bear the risk of custodial loss. Non-deliverable securities, primarily money market securities, are restricted to large, credit-worthy broker-dealers and financial institutions.
Trade and Other Receivables, Net
Trade and other receivables balances are presented on the consolidated balance sheets net of the allowance for doubtful accounts of $2.7 and $2.3 and the reserve for sales adjustment of $4.8 and $4.2 as of December 31, 2017 and 2016, respectively. We experience credit losses on accounts receivable and, accordingly, must make estimates related to the ultimate collection of the receivables. Specifically, management analyzes accounts receivable, historical bad debt experience, customer concentrations, customer creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. We estimate the reserve for sales adjustment based on historical sales adjustment experience. We write off accounts receivable when we determine that the accounts are uncollectible, generally upon customer bankruptcy or the customer’s nonresponse to continued collection efforts.
Property, Plant, and Equipment
Our property, plant, and equipment assets are stated at cost less depreciation. Depreciation is calculated on a straight-line basis over the shorter of the remaining lease term or estimated useful life of the related assets, which are generally as follows:

Buildings	40 years
Building improvements	5-14 years
Machinery and equipment	3-8 years
Computer equipment	3-6 years

Repairs and maintenance costs are expensed as incurred. We capitalized interest of $0.6 and $0.4 in property, plant, and equipment during the years ended December 31, 2017 and 2016, respectively. Property, plant, and equipment assets are assessed for impairment as described under the heading “Impairment of Long-Lived Assets” below.

Assignment of Fair Values Upon Acquisition of Goodwill and Other Intangible Assets
In the event of a business combination where we are the acquiring party, we are required to assign fair values to all identifiable assets and liabilities acquired, including intangible assets, such as customer lists, identifiable intangible trademarks, technology and non-compete agreement. We are also required to determine the useful life for definite-lived identifiable intangible assets acquired. These determinations require significant judgments, estimates, and assumptions, and, when material amounts are involved, we generally utilize the assistance of third-party valuation consultants. The remainder of the purchase price of the acquired business not assigned to identifiable assets or liabilities is then recorded as goodwill.
In conjunction with the 2007 Merger, affiliates of the Sponsors completed the acquisition of all outstanding equity of the Ceridian entities. Although Ceridian LLC continued as the same legal entity after the 2007 Merger, the application of push down accounting representing the termination of the old accounting entity and the creation of a new one resulted in the adjustment of all net assets to their respective fair values as of the 2007 Merger. Net assets of Ceridian LLC were adjusted to their respective fair values, which included goodwill, trademarks, customer lists, and other intangible assets. At the time of the legal separation of Ceridian and Comdata on October 1, 2013 ("Separation Transaction"), there was no change in ownership control by the Sponsors and other shareholders of Ceridian LLC and its ownership structure and accordingly, Ceridian HCM’s separation from Ceridian LLC was not accounted for as a business combination. As such, the goodwill and intangibles from the 2007 Merger remain after the Separation Transaction.
Goodwill and Intangible Assets
Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to reporting units based on the benefits derived from the acquisition. Goodwill and indefinite-lived intangibles are not amortized against earnings but instead are subject to impairment review on at least an annual basis. We perform our annual assessment of goodwill and indefinite-lived intangible balances as of October 1 of each year. There was no indication of impairment for either reporting unit at October 1, 2017.
As of January 1, 2017, we elected early adoption of Accounting Standards Update No. 2017-04, "Intangibles-Goodwill and Other," which simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. We assess goodwill impairment risk by first performing a qualitative review of entity-specific, industry, market, and general economic factors for each reporting unit. If significant potential goodwill impairment risk exists for a specific reporting unit, we apply a quantitative test. The quantitative test compares the reporting unit’s estimated fair value with its carrying amount. In estimating fair value of our reporting units, we use a combination of the income approach and the market-based approach. A number of significant assumptions and estimates are involved in determining the current fair value of the reporting units, including operating cash flows, markets and market share, sales volumes and prices, and working capital changes. We consider historical experience and all available information at the time the fair values of our reporting units are estimated. However, fair values that could be realized in an actual transaction may differ from those used to evaluate the goodwill for impairment. The evaluation of impairment involves comparing the current fair value of the reporting unit to the carrying amount. To the extent that the carrying amount of goodwill of the reporting unit exceeds the fair value of the reporting unit, an impairment loss is recognized.

Intangible assets represent amounts assigned to specifically identifiable intangible assets at the time of an acquisition. Definite-lived assets are amortized on a straight-line basis generally over the following periods:

Customer lists and relationships	5-15 years
Technology	2-7 years

Indefinite-lived intangible assets, which consist of trademarks, are tested for impairment on an annual basis, or more frequently if certain events or circumstances occur that could indicate impairment. When evaluating whether the indefinite-lived intangible assets are impaired, the carrying amount is compared to its estimated fair value. The estimate of fair value is based on a relief from royalty method which calculates the cost savings associated with owning rather than licensing the trademark. An estimated royalty rate is applied to forecasted revenue and the resulting cash flows are discounted. Definite-lived assets are assessed for impairment as described under the heading “Impairment of Long-Lived Assets” below.
Internally Developed Software Costs
We capitalize costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and our management has authorized further funding for the project, which it deems probable of completion. Capitalized software costs include only: (1) external direct costs of materials and services consumed in developing or obtaining the software; (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project; and (3) interest costs incurred while developing the software. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. We do not include general and administrative costs and overhead costs in capitalizable costs. We charge research and development costs and other software maintenance costs related to software development to earnings as incurred.
We had capitalized software costs, net of accumulated amortization, of $57.8 and $48.7 as of December 31, 2017 and 2016, respectively, included in property, plant, and equipment in the accompanying consolidated balance sheets. We amortize software costs on a straight-line basis over the expected life of the software, generally a range of two to seven years. Amortization of software costs totaled $24.5, $21.7, and $19.9 for the years ended December 31, 2017, 2016, and 2015, respectively.
Impairment of Long-Lived Assets
Long-lived assets, such as property, plant, and equipment, capitalized software, and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Please refer to Note 13, "Supplementary Data to Statements of Operations" for further information on the impairment of long-lived assets for the years ended December 31, 2017, 2016, and 2015.

Revenue Recognition
We recognize revenue from the sale of our services, net of applicable sales taxes, when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. We rely on a signed contract with the customer as the persuasive evidence of a sales arrangement.
We enter into revenue arrangements that may consist of multiple deliverables based on the needs of our customers. For example, our services address a broad range of employment process needs, such as payroll, payroll-related tax filing, human resource information, employee self-service capabilities, time and labor management, employee assistance, work-life, recognition, and incentive programs, and recruitment and applicant screening. A customer arrangement may contain any of these elements with different elements delivered across multiple reporting periods.
We have a single unit of accounting for each deliverable in a contract based on the use of estimated selling price ("ESP") in those cases where vendor-specific objective evidence of selling price ("VSOE") or third party evidence ("TPE") cannot be established. Our determination of ESP involves the consideration of several factors based on the specific facts and circumstances of each contract. Specifically, we consider the cost to produce or to provide the deliverable, the anticipated margin on that deliverable, the selling price and profit margin for similar services, the value of any enhancements that have been built into the deliverable and the characteristics of the varying markets in which the deliverable will be sold.
When we are unable to establish a selling price using VSOE or TPE, we use ESP in the allocation of arrangement consideration. The objective of ESP is to determine the price at which we would transact a sale if the service were sold on a stand-alone basis.
We regularly review VSOE, TPE, and ESP and maintain internal controls over the establishment and updates of these estimates. There were no material impacts during the period nor do we currently expect a material impact in the near term from changes in VSOE, TPE, or ESP.
Deferred revenue primarily consists of customer billings in advance of revenues being recognized from our contracts. Deferred revenue also includes certain deferred professional services fees that are accounted for as a single unit of accounting with subscription fees and are recognized as revenues over the same period as the related customer contract. Deferred revenue that is anticipated to be recognized during the succeeding twelve-month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent.
Recurring Services Revenues
Revenues are presented within the consolidated statements of operations in two categories: recurring services, and professional services and other. Recurring services revenues consist of monthly fees that we charge for our Cloud and Bureau solutions, as well as for LifeWorks. For our Dayforce solutions, we primarily charge monthly recurring fees on a PEPM basis, generally one-month in advance of service, based on the number and type of solutions provided to the customer and the number of employees at the customer. We charge Powerpay customers monthly recurring fees on a per-employee, per-process basis. For our Bureau solutions, we typically charge monthly recurring fees on a per-process basis. The typical recurring services customer contract has an initial term of three years. The initial recurring services contracts have general acceptance criteria that consist of the completion of user acceptance testing. Any credits related to service level commitments are recognized as incurred as service level failures and are not anticipated at contract signing. Should a customer cancel the initial contract, an early termination fee may be applicable and revenue is recognized upon collection. We also generate recurring services revenue from investment income on our Cloud and Bureau customer funds held in trust before such funds are remitted to taxing authorities, customer employees or other third parties. We refer to this investment income as float revenue. Please refer to Note 18, "Financial Data by Segment and Geographic Area," for a full description of our sources of revenue.
Professional Services and Other Revenues
Professional services and other revenues consist primarily of charges relating to the work performed to assist customers with the implementation of their solutions. Also included in professional services are any related training services, post-implementation professional services, and purchased time clocks. We also generate professional services and other revenues from custom professional services and consulting services that we provide and for certain third-party services that we arrange for our Bureau customers. Professional services revenue is primarily recognized as hours are incurred.
Costs and Expenses
Cost of Revenue
Cost of revenue consists of costs to deliver our revenue-producing services. Most of these costs are recognized as incurred, that is, as we become obligated to pay for them. Some costs of revenue are recognized in the period that a service is sold and delivered. Other costs of revenue are recognized over the period of use or in proportion to the related revenue.
The costs recognized as incurred consist primarily of customer service staff costs, customer technical support costs, implementation personnel costs, costs of hosting applications, consulting and purchased services, delivery services, and royalties. The costs of revenue recognized over the period of use are depreciation and amortization, rentals of facilities and equipment, and direct and incremental costs associated with deferred implementation service revenue.
Cost of recurring services revenues primarily consists of costs to provide maintenance and technical support to our customers, and the costs of hosting our applications. The cost of recurring services revenues includes compensation and other employee-related expenses for data center staff, payments to outside service providers, data center, and networking expenses.
Cost of professional services and other revenues primarily consists of costs to provide implementation consulting services and training to our customers, as well as the cost of time clocks. Costs to provide implementation consulting services include compensation and other employee-related expenses for professional services staff, costs of subcontractors, and travel.
Product development and management expense includes costs related to software development activities that do not qualify for capitalization, such as development, quality assurance, testing of new technologies, and enhancements to our existing solutions that do not result in additional functionality. Product development and management expense also includes costs related to the management of our service offerings. Research and development expense, which is included within product development and management expense, was $25.8, $18.1, and $11.2 for the years ended December 31, 2017, 2016, and 2015, respectively.
Depreciation and amortization related to cost of revenue primarily consists of amortization of capitalized software.

Selling, General, and Administrative Expense
Selling expense includes costs related to maintaining a direct marketing infrastructure and sales force and other direct marketing efforts, such as advertising, telemarketing, direct mail, and trade shows. Advertising costs are expensed as incurred. Advertising expense was $6.2, $6.4, and $5.7 for the years ended December 31, 2017, 2016, and 2015, respectively.
General and administrative expense includes costs that are not directly related to delivery of services, selling efforts, or product development, primarily consisting of corporate-level costs, such as administration, finance, legal and human resources. Also included in this category are the provision for doubtful accounts receivable, net periodic pension costs, depreciation, and amortization of other intangible assets not reflected in cost of revenue.
Other Expense, Net
Other expense, net includes the results of transactions that are not appropriately classified in another category. These items are primarily foreign currency translation gains and losses, environmental reserve charges, and charges related to the impairment of asset values.
Income Taxes
Income taxes have been provided for using the liability method. The liability method requires an asset and liability based approach in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and the tax basis of assets and liabilities and the expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment.
We classify interest and penalties related to income taxes as a component of the income tax provision.
Fair Value of Financial Instruments
The carrying amounts of cash and equivalents, trade and other receivables, net, customer trust funds, customer trust funds obligations, customer advance payments, and accounts payable approximate fair value because of the short-term nature of these items.
Share-Based Compensation
Our employees participate in share-based compensation plans. Under the fair value recognition provisions of share-based compensation accounting, we measure share-based compensation cost at the grant date based on the fair value of the award and recognize the compensation expense over the requisite service period, which is the period during which an employee is required to provide services in exchange for the award.
We use the Black-Scholes standard option pricing model (“Black-Scholes model”) to determine the fair value of stock options with term-based vesting conditions. The determination of the fair value of the awards on the date of grant using the Black-Scholes model is affected by the value of our common stock as well as other inputs and assumptions described below. The value of our common stock is determined by the Board of Directors with assistance from a third-party valuation expert.
We use an integrated Monte Carlo simulation model and a trinomial lattice model to determine fair value of performance-based options. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. This probability is an input into the trinomial lattice model used to fair value the options as well as other inputs and assumptions described below.
If factors change and we employ different assumptions for estimating share-based compensation expense in future periods or if we adopt a different valuation model, the future periods may differ significantly from what we have recorded in the current period and could materially affect our operating results.
To determine fair value of both term- and performance-based stock options, the risk-free interest rate used was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the contractual term of the performance-based options and the expected term of the term-based option. The estimated volatility of our common stock is based on volatility data for selected comparable public companies over the expected term of our stock options. Because we do not anticipate paying any cash dividends in the foreseeable future, we use an expected dividend yield of zero. The amount of share-based compensation expense we recognize during a period is based on the portion of the awards that are ultimately expected to vest.
We estimate option forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We analyze historical data to estimate pre-vesting forfeitures and record share-based compensation expense for those awards expected to vest. We recognize term-based stock compensation expense using the straight-line method.
Foreign Currency Translation
We have international operations whereby the local currencies serve as functional currencies. We translate foreign currency denominated assets and liabilities at the end-of-period exchange rates and foreign currency denominated statements of operations at the weighted-average exchange rates for each period. We report the effect of changes in the U.S. dollar carrying values of assets and liabilities of our international operations that are due to changes in exchange rates between the U.S. dollar and their functional currency as foreign currency translation within accumulated other comprehensive income (loss) in the accompanying consolidated statements of members' equity and comprehensive income (loss). Gains and losses from transactions and translation of assets and liabilities denominated in currencies other than the functional currency of the international operation are recorded in the consolidated statements of operations within other expense, net.
Recently Issued and Adopted Accounting Pronouncements
In May 2014 the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, “Revenue from Contracts with Customers,” which replaced all existing revenue guidance created by the ASC Topic 606, including prescriptive industry-specific guidance. This standard’s core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Entities will need to apply more judgment and make more estimates than under the previous guidance. In July 2015 the FASB deferred the effective date for all entities by one year, making the guidance for non-public companies effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted to the original effective date of December 15, 2016 (including interim reporting periods within that reporting period). The standard permits the use of either the retrospective or cumulative effect transition method. Management has decided to adopt the new standard beginning in the first quarter of 2019. Management anticipates using the retrospective method for adoption.

In preparation for this planned adoption, we have been evaluating the impact of the new standard to our financial statements and accompanying disclosures in the notes to our consolidated financial statements. Our assessment of the impact includes an evaluation of the five-step process set forth in the new standard along with the enhancement of disclosures that will be required. To date, we have developed our initial plan for implementing the standard, which includes identifying customer contracts within the scope of the new standard, identifying performance obligations within those customer contracts, and evaluating the impact of incremental variable consideration paid to obtain those customer contracts. We have also undertaken a comprehensive review of all contracts that fall under the scope of the new standard; and, as of the date of this report, we are nearly complete with our review of in-scope contracts.
Based on analysis performed to date, we expect that adoption of the new standard will result in changes to the classification and timing of our revenue recognition. Specifically, we expect an increase in revenue classified as professional services and other revenue and a reduction in revenue classified as recurring services revenue, compared to current U.S. GAAP. Further, we expect that the new standard will result in changes to the timing of our revenue recognition compared to current U.S. GAAP. In compliance with the new standard, a contractual asset will be reflected on the consolidated balance sheets and will be amortized over the customers’ period of benefit, which is generally three years. We also expect changes to the timing of certain selling, general, and administrative expenses, as the new standard will also require capitalizing and amortizing certain selling expenses, such as commissions and bonuses paid to the sales force. These sales expenses will be amortized over the customer’s period of benefit, generally three years.
In periods of revenue growth, the changes above are expected to result in higher overall earnings before income taxes and net income when compared to current U.S. GAAP. We have not yet determined the impact of the disclosure requirements.
In February 2016 the FASB issued ASU No. 2016-02, "Leases," which is intended to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This standard requires balance sheet recognition for both finance leases and operating leases. This guidance is effective for non-public companies for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The guidance is required to be adopted using a modified retrospective approach. An entity will, in effect, continue to account for leases that commence before the effective date in accordance with previous U.S. GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous U.S. GAAP. We are currently evaluating the impact of the adoption of this standard.
In March 2016 the FASB issued ASU No. 2016-09, "Compensation-Stock Compensation," which simplifies several aspects of accounting for share-based payment transactions. This standard requires all excess tax benefits or deficiencies to be recognized within the income statement with the tax benefits classified as an operating activity on the statement of cash flows. This standard also requires cash paid by an employer for tax withholding purposes to be classified as a financing activity on the statement of cash flows. This guidance is effective for non-public companies for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. The guidance relating to the income tax consequences is required to be adopted using a modified retrospective approach. The guidance relating to the classification on the statement of cash flows is required to be adopted using a retrospective approach. We elected early adoption of this standard as of January 1, 2017, which had an immaterial impact on our financial results and presentation.

In November 2016 the FASB issued ASU No. 2016-18, "Statement of Cash Flows," which indicates the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted ash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of year and end of year total amounts shown on the statement of cash flows. This guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. This guidance is required to be adopted using a retrospective approach. The impact of this standard is limited to the presentation and classification of restricted cash balances on the statement of cash flows.
In January 2017 the FASB issued ASU No. 2017-04, "Intangibles-Goodwill and Other," which simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. This standard requires that an entity perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. The update also eliminates the requirement for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment. This guidance is effective for public business entities that are not an SEC filer for annual or interim goodwill impairment tests in fiscal years beginning December 15, 2020. We elected early adoption of this standard as of our October 1, 2017, our annual testing date, which did not have an impact on our financial results.

3. Discontinued Operations
Sale of UK Business
On June 15, 2016, we completed the stock sale of our United Kingdom and Ireland businesses, along with the portion of our Mauritius operations that supported these businesses (the "UK Business"). We received $93.2 in connection with this transaction. Concurrent with this transaction, we entered into a strategic partnership with the acquirer, SD Worx, a leading European provider of payroll and HCM services, to deliver cloud human capital management ("HCM") services across Europe.
This transaction represented a strategic shift in our overall business and had a significant impact on our financial statement results. Therefore, the UK Business has been presented as discontinued operations within the HCM segment in the consolidated financial statements and accompanying notes for all periods presented. The sale of the UK Business, which made up the International reporting unit, was considered a sale of a business, and as such, the entire goodwill balance assigned to the International reporting unit of $23.8 was included in the carrying amount used in determining the gain on sale of the UK Business. During the year ended December 31, 2017, there was a settlement payment made to SD Worx.

The amounts in the table below reflect the operating results of the UK Business reported as discontinued operations, as well as supplemental disclosures of the discontinued operations:

	Year Ended December 31,
	2017	2016	2015
Net revenues	$—	$37.0	$79.2
Income from operations before income taxes	—	0.5	2.3
(Loss) gain on sale of business	(1.0)	5.9	—
Income tax benefit (expense)	—	0.2	(1.4)
(Loss) income from discontinued operations, net of income taxes	$(1.0)	$6.6	$0.9

Depreciation and amortization	$—	$1.3	$3.3
Capital expenditures	$—	$0.7	$2.4

Sale of Divested Benefits Continuation Businesses
In the third quarter of 2013, we entered into an agreement for the sale of certain of our customer contracts for consumer-directed benefit services, including flexible spending accounts, health reimbursement accounts, health savings accounts, commuter (parking or transit) premium-only plans, and tuition reimbursement plans (collectively, the "Consumer-Directed Benefit Services"). During the third quarter of 2015, we completed two separate transactions that resulted in the sale of our benefits administration and post-employment health insurance portability compliance businesses (the "Divested Benefits Continuation Businesses").
These three transactions represented a strategic shift in our overall business and have had a significant impact on the financial statement results. Accordingly, the Divested Benefits Continuation Businesses, as well as the Consumer-Directed Benefit Services, have been presented as discontinued operations within the HCM segment in the consolidated financial statements and accompanying notes for all periods presented. The amounts in the table below reflect the operating results and gain on sale of the Divested Benefits Continuation Businesses reported as discontinued operations, as well as supplemental disclosures of the discontinued operations:

	Year Ended December 31,
	2017	2016	2015
Net revenues	$—	$4.8	$40.0
(Loss) income from operations before income taxes	—	(0.8)	12.2
Gain (loss) on sale of businesses	0.5	21.0	(28.9)
Income tax expense	(0.2)	(10.3)	—
Income (loss) from discontinued operations, net of income taxes	$0.3	$9.9	$(16.7)

Depreciation and amortization	$—	$—	$0.4
Capital expenditures	$—	$—	$0.5

The purchase price of the Consumer-Directed Benefit Services was subject to adjustment, dependent upon which customers transitioned to the acquirer. The proceeds of $15.0 for the Consumer-Directed Benefit Services were received on the sale date in the third quarter of 2013. Since a portion of the customer contracts were assigned to the acquirer on the sale date, that portion of the purchase price was recognized upon the sale date. For the remaining contracts that required transition, the purchase price was deferred and recognized as each contract transferred. The final calculation of the purchase price was determined during the second quarter of 2015, which resulted in the recognition of an additional gain of $1.5.
For both sales of the Divested Benefits Continuation Businesses, consideration received was contingent upon the number and dollar value of successful customer transitions and is recorded when earned. Proceeds of $21.0, and $0.4 were received and earned based on the customers transitioned during the years ended December 31, 2016, and 2015, respectively. The proceeds received during the year ended December 31, 2017, were for a final purchase price true-up related to one of the transactions.
Both sales of the Divested Benefits Continuation Businesses were considered a sale of a business, and as such, a portion of goodwill was assigned to each disposed business based on its relative fair value. This resulted in a combined goodwill assignment of $22.5, which is included in the loss on sale within discontinued operations. Additionally, a write-off of the long-lived assets associated with the disposal group of $8.1 is included in the loss on sale within discontinued operations. These long-lived assets consisted primarily of customer lists and relationships intangible assets, equipment, and software.
The amounts in the table below reflect the assets and liabilities reported as discontinued operations for the Divested Benefits Continuation Businesses. These amounts are included within other current assets and other accrued expenses, respectively, in our consolidated balance sheets:

	December 31,
	2017	2016
Assets:
Other assets	$—	$0.1
Assets of discontinued operations	$—	$0.1
Liabilities:
Accounts payable	$—	$0.4
Other liabilities	0.3	0.5
Liabilities of discontinued operations	$0.3	$0.9

Comdata Merger
On November 14, 2014, Ceridian LLC completed the merger of Comdata and its subsidiaries, with and into a subsidiary of FleetCor Technologies Inc. ("FleetCor"), with Comdata surviving as a wholly-owned subsidiary of FleetCor (the "Merger Agreement" or "Comdata Merger"). The existing $2,272.3 of Comdata debt was paid down and 7.6 million shares of FleetCor common stock were issued to Ceridian LLC in connection with the merger. On July 24, 2015, the final settlement of the consideration for the Comdata Merger was agreed upon by Ceridian LLC and FleetCor, resulting in a reduction of 53,590 shares of FleetCor common stock issued to Ceridian LLC. The shares of FleetCor common stock were equity securities classified as available for sale, and any unrealized gains and losses related to changes in the fair value of the common stock were recorded within Other Comprehensive Income in the Consolidated Statements of Comprehensive Income (Loss).
On two separate occasions during the year ended December 31, 2016, and on three separate occasions during the year ended December 31, 2015, we sold shares of the FleetCor stock received as consideration for the Comdata Merger. The majority of the proceeds from these sales of shares, net of fees, were distributed to the shareholders of Ceridian Holding LLC. The shares of FleetCor stock sold during the second quarter of 2016 were shares held in escrow. Refer to discussion of the escrow below. On November 14, 2016, a portion of the proceeds from the 2016 sales were released from escrow and distributed to shareholders. The remaining proceeds were released from escrow on November 14, 2017 and are classified as cash and equivalents within our consolidated balance sheets as of December 31, 2017. The table below shows the sale transactions and distributions:

Date of Share Sale	Number of Shares Sold (in millions)	Proceeds Received	Gain on Sale of Shares	Amount of Distribution	Date of Distribution to Shareholders
May 21, 2015	2.8	$427.9	$17.0	$427.3	June 19, 2015
September 9, 2015	2.9	$431.5	$8.1	$430.5	October 14, 2015
November 20, 2015	0.5	$70.7	$0.3	$70.7	December 18, 2015
May 13, 2016	0.7	$106.8	$2.6	$106.8	November 17, 2016
June 10, 2016	0.7	$103.0	$1.3	$3.0	November 17, 2016

As a result of this transaction, the Comdata business has been presented as discontinued operations in the consolidated financial statements and accompanying notes for all periods presented. The amounts in the table below reflect the adjustments to the gain on sale of the business during the periods presented and are reported as discontinued operations:

	Year Ended December 31,
	2017	2016	2015
Gain (loss) on sale of business	$11.8	$2.0	$(7.5)
Income from discontinued operations, net of income taxes	$11.8	$2.0	$(7.5)

Under the terms of the Merger Agreement, Ceridian LLC provided certain representations, warranties and assumed certain indemnification obligations, including an indemnification to FleetCor related to certain tax aspects of the Separation Transaction (the "Tax Matters Indemnification"). The maximum exposure for the indemnification obligations, per the Merger Agreement, was $550.0 from the first up to the second anniversary of the closing date, $400.0 from the second up to the third anniversary of the closing date, and zero thereafter. Approximately 1.9 million shares of FleetCor common stock were placed in an escrow account as collateral for the indemnification obligations, and unless an indemnification claim had been made, were released on a step-down basis over the indemnification period. Approximately 0.6 million shares of FleetCor common stock were released from escrow on November 14, 2015. In 2016, the remaining shares of FleetCor common stock were sold, and the proceeds were deposited into the escrow account. Approximately $110.3 of cash was released from escrow on November 14, 2016. Additionally, Ceridian LLC had pledged all of the issued and outstanding equity interests of Ceridian HCM as of the closing date as security for payment or performance of the indemnification obligations. We performed an analysis of the Tax Matters Indemnification and recorded a liability for this indemnification in accordance with ASC 460, Guarantees. This liability was initially recorded at fair value, and we recognized our release from risk over the term of the indemnification in income from discontinued operations. During the year ended December 31, 2017, the indemnification period expired, and the remaining liability of $11.8 was released to the income statement as a gain on sale of business.

4. Business Combinations and Noncontrolling Interest
On March 1, 2016, we entered into a strategic joint venture with WorkAngel Technology Limited (“WorkAngel”) in which we contributed our existing LifeWorks business to a newly formed English limited company (WorkAngel Organisation Limited or the “Joint Venture Company”). The shareholders of WorkAngel contributed all of the issued and outstanding shares of WorkAngel to the Joint Venture Company. In exchange for consideration contributed, we received 10,063,749 Class A shares and WorkAngel shareholders received 10,063,749 Class B shares. On January 20, 2017, WorkAngel Organisation Limited changed its name to LifeWorks Corporation Ltd.
We have a controlling interest in the Joint Venture Company, including certain preferential distribution rights; therefore, the Joint Venture Company is consolidated within our financial statements, and the other joint venture ownership interest component is presented as a noncontrolling interest. As a result of holding a controlling interest in the Joint Venture Company, this transaction has been accounted for as a business combination, whereby the Joint Venture Company acquired all of the issued and outstanding shares of WorkAngel in exchange for 10,063,749 Class B shares in the Joint Venture Company, valued at $39.2 as of March 1, 2016. Concurrently, we recorded the initial noncontrolling interest of $39.2 on our consolidated balance sheet. At the acquisition date, the net assets of WorkAngel were approximately $2.1, which were comprised of $1.2 of cash and $0.9 of net working capital. As a result, we have recorded $37.1 of goodwill related to the acquisition of WorkAngel.  The goodwill recorded principally relates to the assembled workforce of WorkAngel.
Shareholder distributions will occur upon a liquidation event, as defined by the joint venture agreement. Holders of the Class A shares will have rights to 75 percent of the distributions up to $250.0, 25 percent of the distributions between $250.0 and $500.0, and 50 percent thereafter. Holders of Class B shares have rights to the remaining distributions. Income attributable to noncontrolling interest has been calculated by applying the Class B distribution percentages to the joint venture earnings as reported on a stand-alone basis. During the year ended December 31, 2017, the loss attributable to the noncontrolling interest was $1.3. During the year ended December 31, 2016, the income attributable to the noncontrolling interest was $0.1.
Ceridian Holding II LLC
On March 30, 2016, Ceridian HCM entered into an equity financing transaction with Ceridian Holding II. Ceridian Holding II raised $150.2 from our Sponsors, certain of their co-investors, and certain other existing shareholders of Ceridian Holding. Of such amount, $75.0 was contributed by Ceridian Holding II to Ceridian HCM on March 30, 2016, with Ceridian Holding II committing to fund the remaining $75.2 to Ceridian HCM within the next three years, subject to approval by Ceridian Holding II's board of directors. The remaining $75.2 commitment has been recorded within equity as a receivable from stockholder.
In connection therewith, Ceridian HCM issued $150.2 of senior convertible participating preferred stock (the “Senior Preferred Stock”) to Ceridian Holding II.  The Senior Preferred Stock is senior in priority to all outstanding equity securities of Ceridian HCM and may be converted to common stock at the option of the holder for a number of shares based on the conversion price.  The initial conversion price is equal to the original issuance price and is subject to adjustment for certain events of dilution, including common stock dividends, stock splits, mergers and reorganizations.  In the event of an initial public offering, the Senior Preferred Stock is automatically converted to common stock.  The Senior Preferred Stock receives a 12.5% annual dividend (not cash paying).  In the event of liquidation, the Senior Preferred Stock has a liquidation preference equal to 1.5 times the initial face amount plus any accrued but unpaid dividends.  The Senior Preferred Stock is not considered disqualified stock under our debt covenants, and is thereby not prohibited by our debt covenants, because it does not mature and is not mandatorily redeemable at the option of the holder prior to 91 days after the maturity of the Ceridian Senior Secured Credit Facility.
This transaction created a noncontrolling interest in Ceridian HCM, whereby the noncontrolling interest balance represents the ownership of Ceridian HCM by Ceridian Holding II in addition to the dividends earned from the Senior Preferred Stock.

5. Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). U.S. GAAP outlines a valuation framework and creates a fair value hierarchy intended to increase the consistency and comparability of fair value measurements and the related disclosures. Certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.
We measure our financial instruments using inputs from the following three levels of the fair value hierarchy. The three levels are as follows:

Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access at the measurement date.

Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (that is, interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 inputs include unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including internal data.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
As of December 31, 2017, our financial assets and liabilities measured at fair value on a recurring basis were categorized as follows:

	Total	Level 1	Level 2		Level 3
Assets
Available for sale customer trust funds assets	$1,782.1	$—	$1,782.1	(a)	$—
Total assets measured at fair value	$1,782.1	$—	$1,782.1		$—

As of December 31, 2016, our financial assets and liabilities measured at fair value on a recurring basis were categorized as follows:

	Total	Level 1	Level 2		Level 3
Assets
Available for sale customer trust funds assets	$1,755.4	$—	$1,755.4	(a)	$—
Total assets measured at fair value	$1,755.4	$—	$1,755.4		$—

(a)	Fair value is based on inputs that are observable for the asset or liability, other than quoted prices.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
During the year ended December 31, 2017, we did not re-measure any financial assets or liabilities at fair value on a nonrecurring basis. During the year ended December 31, 2016, we re-measured our trade name intangible asset to fair value on a nonrecurring basis. Please refer to Note 13, "Supplementary Data to Statement of Operations," for further discussion. Fair value was based on the relief from royalty method, which is categorized in Level 3 of the fair value hierarchy.

6. Customer Trust Funds
Overview
In connection with our U.S. and Canadian payroll and tax filing services, we collect funds for payment of payroll and taxes; temporarily hold such funds in trust until payment is due; remit the funds to the clients’ employees and appropriate taxing authority; file federal, state and local tax returns; and handle related regulatory correspondence and amendments. The assets held in trust are intended for the specific purpose of satisfying client fund obligations and therefore are not freely available for our general business use.
Our customer trust funds are held and invested with the primary objectives being to ensure adequate liquidity to meet cash flow requirements and to protect the principal balance. Accordingly, we maintain on average approximately 45% of customer trust funds in liquidity portfolios with maturities ranging from one to 120 days, consisting of high-quality bank deposits, money market mutual funds, commercial paper, or collateralized short-term investments; and we maintain on average approximately 55% of customer trust funds in fixed income portfolios with maturities ranging from 120 days to 10 years, consisting of U.S. Treasury and agency securities, Canada government and provincial securities, as well as highly rated asset-backed, mortgage-backed, municipal, corporate and bank securities. To maintain sufficient liquidity in the trust to meet payment obligations, we also have financing arrangements and may pledge fixed income securities for short-term financing.
Financial Statement Presentation
Investment income from invested customer trust funds constitutes a component of our compensation for providing services under agreements with our customers. Investment income from invested customer trust funds included in revenue amounted to $46.5, $39.1, and $36.9 for the years ended December 31, 2017, 2016, and 2015, respectively. Investment income includes interest income, realized gains and losses from sales of customer trust funds' investments, and unrealized credit losses determined to be other-than-temporary.

The amortized cost of customer trust funds as of December 31, 2017 and 2016, is comprised of the original cost of assets acquired. The amortized cost and fair values of investments of customer trust funds available for sale at December 31, 2017 and 2016, were as follows:

Investments of Customer Trust Funds at December 31, 2017
	Amortized	Gross Unrealized		Fair
	Cost	Gain	Loss	Value
Money market securities, investments carried at cost and other cash equivalents	$2,309.3	$—	$—	$2,309.3
Available for sale investments:
U.S. government and agency securities	584.6	0.1	(7.1)	577.6
Canadian and provincial government securities	418.2	6.6	(1.5)	423.3
Corporate debt securities	472.3	0.8	(2.5)	470.6
Asset-backed securities	280.8	—	(1.8)	279.0
Mortgage-backed securities	15.0	—	(0.2)	14.8
Other securities	17.0	—	(0.2)	16.8
Total available for sale investments	1,787.9	7.5	(13.3)	1,782.1
Invested customer trust funds	4,097.2	$7.5	$(13.3)	4,091.4
Trust receivables	8.3			8.3
Total customer trust funds	$4,105.5			$4,099.7

Investments of Customer Trust Funds at December 31, 2016
	Amortized	Gross Unrealized		Fair
	Cost	Gain	Loss	Value
Money market securities, investments carried at cost and other cash equivalents	$1,941.9	$—	$—	$1,941.9
Available for sale investments:
U.S. government and agency securities	607.7	0.9	(4.7)	603.9
Canadian and provincial government securities	380.0	12.9	(0.1)	392.8
Corporate debt securities	511.7	3.1	(1.2)	513.6
Asset-backed securities	192.2	0.4	(0.3)	192.3
Mortgage-backed securities	28.7	—	(0.2)	28.5
Other securities	24.6	—	(0.3)	24.3
Total available for sale investments	1,744.9	17.3	(6.8)	1,755.4
Invested customer trust funds	3,686.8	$17.3	$(6.8)	3,697.3
Trust receivables	5.5			5.5
Total customer trust funds	$3,692.3			$3,702.8

The following represents the gross unrealized losses and the related fair value of the investments of customer trust funds available for sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017.

	Less than 12 months		12 months or more		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
U.S. government and agency securities	$(3.6)	$436.7	$(3.5)	$113.5	$(7.1)	$550.2
Canadian and provincial government securities	(1.5)	133.4	—	—	(1.5)	133.4
Corporate debt securities	(2.0)	264.2	(0.5)	41.4	(2.5)	305.6
Asset-backed securities	(1.7)	239.6	(0.1)	17.0	(1.8)	256.6
Mortgage-backed securities	(0.1)	4.1	(0.2)	10.4	(0.3)	14.5
Other securities	(a)	2.4	(0.1)	12.6	(0.1)	15.0
Total available for sale investments	$(8.9)	$1,080.4	$(4.4)	$194.9	$(13.3)	$1,275.3
(a) These investments have been in an unrealized loss position; however, the amount of unrealized loss is less than $0.05.

Management does not believe that any individual unrealized loss as of December 31, 2017, represents an other-than-temporary impairment. The unrealized losses are primarily attributable to changes in interest rates and not to credit deterioration. We currently do not intend to sell or expect to be required to sell the securities before the time required to recover the amortized cost.
The amortized cost and fair value of investment securities available for sale at December 31, 2017, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.

	December 31, 2017
	Cost	Fair Value
Due in one year or less	$2,761.6	$2,762.0
Due in one to three years	518.3	648.8
Due in three to five years	528.8	473.9
Due after five years	288.5	206.7
Invested customer trust funds	$4,097.2	$4,091.4

7. Trade and Other Receivables, Net
The balance in trade and other receivables, net, is comprised of the following:

	December 31,
	2017	2016
Trade receivables from customers	$81.9	$78.1
Interest receivable from invested customer trust funds	1.7	0.5
Other	3.6	6.0
Total gross receivables	87.2	84.6
Less: reserve for sales adjustments	(4.8)	(4.2)
Less: allowance for doubtful accounts	(2.7)	(2.3)
Trade and other receivables, net	$79.7	$78.1

The activity related to the allowance for doubtful accounts is as follows for each of the periods:

	Year Ended December 31,
	2017	2016	2015
Balance at beginning of year	$2.3	$1.4	$1.8
Provision for doubtful accounts	1.1	1.3	0.7
Charge-offs, net of recoveries	(0.7)	(0.4)	(1.1)
Balance at end of year	$2.7	$2.3	$1.4

8. Property, Plant, and Equipment
Property, plant, and equipment consist of the following:

	December 31,
	2017	2016
Land	$7.5	$7.5
Software	207.2	171.7
Machinery and equipment	122.1	103.9
Buildings and improvements	36.6	36.2
Total property, plant and equipment	373.4	319.3
Accumulated depreciation	(269.6)	(232.4)
Property, plant and equipment, net	$103.8	$86.9
Depreciation expense of property, plant, and equipment totaled $36.3, $35.8, and $34.1 for the years ended December 31, 2017, 2016, and 2015, respectively.

9. Goodwill and Intangible Assets
Goodwill
Goodwill and changes therein were as follows for the years ended December 31, 2017 and 2016:

	HCM	LifeWorks	Total
Balance at December 31, 2015	$2,008.5	$—	$2,008.5
Formation of Joint Venture Company (See Note 4)	(87.7)	87.7	—
Acquisition of WorkAngel (See Note 4)	—	37.1	37.1
Translation	12.3	0.1	12.4
Balance at December 31, 2016	1,933.1	124.9	2,058.0
Translation	27.9	1.4	29.3
Balance at December 31, 2017	$1,961.0	$126.3	$2,087.3

Tax-deductible goodwill at December 31, 2017	$12.2	$—	$12.2

We perform an impairment assessment of our goodwill balances as of October 1 of each year. Goodwill impairment testing is performed at the level below the business segments (referred to as a reporting unit). Our reporting units are HCM and LifeWorks.

As of January 1, 2017, we elected early adoption of ASU No. 2017-04, "Intangibles-Goodwill and Other," which simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. We performed the annual impairment quantitative test for both our HCM and LifeWorks reporting units as of October 1, 2017, and concluded that the fair values exceeded its respective carrying amounts. Based on these quantitative assessments, we determined that no goodwill impairment existed for either our HCM or LifeWorks reporting units as of October 1, 2017; however, our quantitative test for LifeWorks resulted in the fair value exceeding its carrying amount, but the excess was less than 10 percent. Because a majority of the LifeWorks goodwill was recently recorded in connection with the creation of the Joint Venture Company and acquisition of WorkAngel, representing fair value as of March 1, 2016, there is not a significant excess of fair value over carrying amount as of October 1, 2017. We have a risk of future impairment to the extent that individual reporting unit performance does not meet our projections. Additionally, if our current assumptions and estimates, including projected revenues and income growth rates, terminal growth rates, competitive and consumer trends, market-based discount rates, and other market factors, are not met, or if valuation factors outside of our control change unfavorably, the estimated fair value of our goodwill could be adversely affected, leading to a potential impairment in the future. No events occurred during the period ended December 31, 2017, that indicated it was more likely than not that our goodwill was impaired.

Intangible Assets
Other intangible assets consist of the following as of December 31, 2017:

	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Life Range (Years)
Customer lists and relationships	$248.4	$(209.3)	$39.1	5-15
Tradename	174.0	(2.1)	171.9	0
Technology	155.6	(154.2)	1.4	2-7
Total other intangible assets	$578.0	$(365.6)	$212.4
We perform an impairment assessment of our trade name intangible assets as of October 1 of each year. We performed the relief from royalty method impairment test as of October 1, 2017, and concluded that the fair value of our trade name intangible assets exceeded its respective carrying amount.
Other intangible assets consist of the following as of December 31, 2016:

	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Life Range (Years)
Customer lists and relationships	$244.5	$(185.7)	$58.8	5-15
Tradename	173.6	(1.9)	171.7	0
Technology	152.5	(150.1)	2.4	2-7
Total other intangible assets	$570.6	$(337.7)	$232.9
The gross carrying amount of the trade name intangibles asset as of December 31, 2016, reflects an impairment of $10.2 recorded during the year ended December 31, 2016. The sale of the UK Business was considered a triggering event to test the trade name intangible asset for impairment. Please refer to Note 13, "Supplementary Data to Statement of Operations," for further discussion.

Amortization expense related to definite-lived intangible assets was $21.6, $21.5, and $21.9 for the years ended December 31, 2017, 2016, and 2015, respectively. We estimate the future amortization of other intangible assets held at December 31, 2017, will be:

Years Ending December 31,	Amount
2018	$21.8
2019	18.2
2020	0.1
2021	0.1
2022	—

10. Debt
Overview
Set forth below is a description of certain debt facilities for which Ceridian was obligated during the periods covered by these consolidated financial statements. Generally, Ceridian’s debt obligations can be described as follows: (i) through the period which ended with the Separation Transaction on October 1, 2013, Ceridian LLC, Ceridian HCM and Comdata were jointly and severally liable for the Ceridian LLC’s various debt facilities; (ii) in connection with the Separation Transaction, each of Ceridian HCM and Comdata assumed a portion of such debt facilities; and (iii) thereafter, in connection with the Comdata Merger on November 14, 2014, Ceridian HCM became the sole obligor of its own debt and was released from any liability relating to Ceridian LLC and Comdata indebtedness.

•
Ceridian LLC entered into a Credit Agreement, originally dated November 9, 2007, as amended on multiple occasions, pursuant to which a revolving credit facility (“Parent Revolving Credit Facility”) and term debt (“Parent Term Debt”) (together referred to as the “Parent Senior Secured Credit Facility”) were made available. Such Parent Senior Secured Credit Facility was secured by all assets of Ceridian LLC and was senior to certain other debt of Ceridian LLC. During the third quarter of 2012, Ceridian LLC (i) amended the terms of the original 2007 credit agreement to reduce the principal amount of the Parent Senior Secured Credit Facility and (ii) issued its Senior Secured Notes due 2019 (the “Parent Senior Secured Notes”) (together, the “Amend and Extend Transaction”). The Parent Senior Secured Credit Facility and the Parent Senior Secured Notes were both secured by the same collateral and shared the same priority among Ceridian LLC's various debt obligations.

•
As part of the Separation Transaction on October 1, 2013, (i) Comdata assumed responsibility for the Parent Senior Secured Notes and (ii) Ceridian HCM and Comdata each assumed repayment responsibility for a portion of the Parent Senior Secured Credit Facility. On August 6, 2014, the Parent Senior Secured Credit Facility was then refinanced and provided for three facilities:

1.	$673.0 Term Loan B-1 Facility: this tranche named Comdata and Ceridian LLC as co-borrowers, with Ceridian HCM and other entities as co-guarantors;

2.
$702.0 Term Loan B-2 Facility (the “Ceridian Term Loan B-2 Debt”): this tranche named Ceridian HCM and Ceridian LLC as co-borrowers, with Comdata and other entities as co-guarantors and provided that, upon satisfaction of certain credit conditions, Ceridian HCM could become the sole borrower and the Ceridian LLC, Comdata and the other Comdata affiliates would be released from their obligations; and

3.
$130.0 Revolving Credit Facility: this facility provided Ceridian LLC and Ceridian HCM a revolving credit facility and provided that, upon satisfaction of certain credit conditions, Ceridian HCM could become sole borrower.

The credit conditions allowing for transition to a stand-alone Ceridian HCM credit facility were measured, in part, upon EBITDA, with certain adjustments as set forth in the credit documents (“Credit Facility EBITDA”). Ceridian HCM was required to meet (i) a secured debt to Credit Facility EBITDA ratio less than or equal to 4.0 to 1.0 and (ii) a total leverage to Credit Facility EBITDA ratio less than or equal to 6.25 to 1.0.

•
Ceridian LLC issued its Senior Notes due 2015 (the “Parent Senior Notes”) pursuant to an Indenture dated November 9, 2007 as amended on multiple occasions. During the first quarter of 2013, Ceridian LLC issued its Senior Exchangeable Notes due 2021 (the “Parent Senior Exchangeable Notes”) which were senior unsecured obligations of Ceridian LLC, exchangeable at any time at the option of Ceridian LLC for notes to be issued by Ceridian HCM, although Ceridian LLC and Comdata remained obligated as guarantors. The proceeds from the issuance of the Parent Senior Exchangeable Notes were used to prepay a portion of the Parent Senior Notes. As part of the Separation Transaction on October 1, 2013, (i) Ceridian HCM issued its Senior Notes due 2021 (the “Ceridian Senior Notes”) in exchange for the Parent Senior Exchangeable Notes, with the same credit support as was applicable to the Parent Senior Exchangeable Notes (including guarantees from Ceridian LLC and Comdata) and (ii) the portion of the Parent Senior Notes that then remained outstanding were assumed by Comdata. The Ceridian Senior Notes provided that, upon satisfaction of certain credit conditions, Ceridian HCM could become the sole obligor and Ceridian LLC, Comdata and the other Comdata affiliates would be released from their obligations. These credit conditions were essentially the same as were applicable to the release described above relating to the Ceridian Term Loan B-2 Debt.

In connection with the Comdata Merger on November 14, 2014, Ceridian HCM met the credit conditions noted above, with the result that (i) Ceridian LLC and Comdata were released of all guarantees and obligations relating to Ceridian HCM’s debt and (ii) Ceridian LLC and Ceridian were released of all guarantees and obligations related to the Ceridian LLC’s indebtedness. The debt for which Ceridian HCM became solely obligated on November 14, 2014, and for which it remains obligated through December 31, 2017, consists of the following:

1.
Ceridian HCM entered into a new Credit Agreement dated as of November 14, 2014 pursuant to the terms of which Ceridian HCM became sole borrower of (i) a term loan debt facility (the “Ceridian Term Debt”) to replace the debt previously known as the Ceridian Term Loan B-2 Debt and (ii) a revolving credit facility (the “Ceridian Revolving Credit Facility”) (the Ceridian Term Debt and the Ceridian Revolving Credit Facility are together referred to as the “Ceridian Senior Secured Credit Facility”), which Ceridian Senior Secured Credit Facility is secured by all assets of Ceridian HCM and is senior to Ceridian HCM’s other debt.

2.	Ceridian HCM became sole obligor of the Ceridian Senior Notes.

Our debt obligations consist of the following:

	December 31,
	2017	2016
Ceridian Term Debt, interest rate of 5.1% and 4.5% as of December 31, 2017 and 2016, respectively	$657.3	$683.2
Ceridian Senior Notes, interest rate of 11.0% as of December 31, 2017 and 2016	475.0	475.0
Ceridian Revolving Credit Facility ($130.0 available capacity less amounts reserved for letters of credit, which were $8.4 and $7.7 as of December 31, 2017, and 2016, respectively)	—	—
Total debt	1,132.3	1,158.2
Less unamortized discount on Ceridian Term Debt	0.9	1.1
Less unamortized debt issuance costs on Ceridian Senior Notes and Ceridian Term Debt	11.6	15.0
Less current portion of long-term debt	—	2.3
Long-term debt, less current portion	$1,119.8	$1,139.8

Ceridian Senior Secured Credit Facility

Principal Amounts and Maturity Dates
On November 14, 2014, the Ceridian Senior Secured Credit Facility was put into place, consisting of the Ceridian Term Debt in the principal amount of $702.0 and the Ceridian Revolving Credit Facility providing up to $130.0. As of December 31, 2017, the Ceridian Term Debt has a maturity date of September 2020, and the Ceridian Revolving Credit Facility has a maturity date of September 2019. The Ceridian Term Debt requires quarterly principal payments of 0.25% of the original principal amount. Ceridian made mandatory pre-payments towards the principal balance of the Ceridian Term Debt with the proceeds received from the sale of the UK Business during the three months ended June 30, 2016, and September 30, 2017, of $10.0 and $25.9, respectively. These pre-payments were applied against the scheduled quarterly principal payments; and therefore, there are no further scheduled principal payments with respect to the Ceridian Term Debt.
Interest
The effective interest rate on the Ceridian Term Debt at December 31, 2017 and 2016, was 5.1% and 4.5%, respectively. The Ceridian Term Debt bears an interest rate of LIBOR plus 3.5%, subject to a 1.0% LIBOR floor.
Financing Costs and Issuance Discounts
The Ceridian Term Debt had associated unamortized deferred financing costs of $5.4 and $7.3 at December 31, 2017 and 2016, respectively, and are being amortized at the effective interest rate of 4.8%.

Collateral and Guarantees
The Ceridian Senior Secured Credit Facility names Ceridian HCM as the sole borrower and is unconditionally guaranteed by Ceridian HCM’s domestic, wholly-owned financially material restricted subsidiaries, subject to certain customary exceptions. The Ceridian Senior Secured Credit Facility is secured by a perfected first priority security interest, subject to certain exceptions (including customer trust funds), in substantially all of Ceridian HCM’s and the subsidiary guarantors’ tangible and intangible assets. The security interest includes a pledge of the capital stock of certain of Ceridian HCM’s direct and indirect material restricted subsidiaries.
Representations, Warranties and Covenants
The documents governing the Ceridian Senior Secured Credit Facility contain certain customary representations and warranties. In addition, those documents contain customary covenants restricting Ceridian HCM’s ability and certain of its subsidiaries’ ability to, among other things: incur additional indebtedness, issue disqualified stock and preferred stock; create liens; declare dividends; redeem capital stock; make investments; engage in a materially different line of business; engage in certain mergers, consolidations, acquisitions, asset sales or other fundamental changes; engage in certain transactions with affiliates; enter into certain restrictive agreements; make prepayments on any subordinated indebtedness; modify junior financing documentation; and make changes to our fiscal year.
The Ceridian Senior Secured Credit Facility documents contain a requirement that Ceridian HCM maintain a ratio of adjusted first lien debt to Credit Facility EBITDA below specified levels on a quarterly basis; however, such requirement is applicable only if more than 35% of the Ceridian Revolving Credit Facility is drawn. As of December 31, 2017, no portion of the Ceridian Revolving Credit Facility was drawn.
Events of Default
Events of default under the Senior Secured Credit Facility documents include, but are not limited to: failure to pay interest, principal and fees or other amounts when due; material breach of any representation or warranty; covenant defaults; cross defaults to other material indebtedness; events of bankruptcy, invalidity of security interests; a change of control, material judgments for payment of money; involuntary acceleration of any debt; and other customary events of default. There were no events of default as of December 31, 2017.
Ceridian Senior Notes
General Description
On October 1, 2013, Ceridian HCM issued the Ceridian Senior Notes due 2021 in the principal amount of $475.0, in exchange for the Parent Senior Exchangeable Notes.
As described above, in connection with the Comdata Merger on November 14, 2014, Ceridian HCM met the credit conditions to allow the Ceridian Senior Notes to transition to stand-alone obligations of Ceridian. The Ceridian Senior Notes are unsecured.
The Ceridian Senior Notes may be redeemed, in whole or in part, at redemption prices decreasing from 108.25% of the principal amount thereof to par on March 15, 2019 (and thereafter), plus accrued and unpaid interest.

Interest
The interest rate on the Ceridian Senior Notes was fixed at 11.0% as of December 31, 2017 and 2016.
Financing Costs and Issuance Discounts
As a result of the issuance of the Parent Senior Exchangeable Notes in the first half of 2013 which partially redeemed the Parent Senior Notes, Ceridian recorded a one-time charge to interest expense which represented the call premium, related unamortized discount and deferred financing fees of the partially redeemed Parent Senior Notes. The Parent Senior Exchangeable Notes had unamortized deferred financing costs of $6.2 and $7.7 at December 31, 2017 and 2016, respectively. Deferred financing costs are being amortized at the effective interest rate of 11.45% and will be amortized over the term of the Ceridian Senior Notes since the transaction was deemed to be an exchange of debt.
Other Information Relating to Indebtedness
Future Payments and Maturities of Debt
The future principal payments and maturities of our indebtedness are as follows:

Years Ending December 31,	Amount
2018	$—
2019	—
2020	657.3
2021	475.0
2022	—
Thereafter	—
$1,132.3

Ceridian may be required to make additional payments on the Ceridian Term Debt from various sources, including proceeds of certain indebtedness which may be incurred from time to time, certain asset sales and a certain percentage of cash flow. No mandatory redemption of the Ceridian Senior Notes is required prior to maturity, except in the event of a change in control. There is an excess cash flow calculation associated with the Ceridian Term Debt, and based on this calculation, we are not required to make a prepayment on the Ceridian Term Debt in the first quarter of 2018.

Fair Value of Debt
Our debt does not trade in active markets. Based on the borrowing rates currently available to us for bank loans with similar terms and average maturities and the limited trades of our debt, the fair value of our indebtedness was estimated to be $1,154.1 and $1,166.9 as of December 31, 2017 and 2016, respectively.
Priority of Debt
In the event of liquidation, the Ceridian Senior Secured Credit Facility has priority over the Ceridian Senior Notes with respect to the proceeds of collateral.

Other Debt Financing
Ceridian Canada had available at December 31, 2017 and 2016, a committed bank credit facility that provided up to CDN $7.0 and $7.0, respectively, for issuance of letters of credit, and it is a discretionary line at the option of the bank. The amounts of letters of credit outstanding under this facility were CDN $7.0 (USD $5.6) and CDN $7.0 (USD $5.2) at December 31, 2017 and 2016, respectively.

11. Employee Benefit Plans
Ceridian maintains numerous benefit plans for current and former employees. As of December 31, 2017, our current active benefit plans include defined contributions plans for substantially all employees. All other defined benefit plans have been frozen.
Defined Contribution Plans
Ceridian maintains defined contribution plans that provide retirement benefits to substantially all of our employees. Contributions are based upon the contractual obligations of each respective plan. We recognized expense of $8.1, $7.4, and $7.6 for the years ended December 31, 2017, 2016, and 2015, respectively, with regard to employer contributions to these plans.
Defined Benefit Plans
Ceridian maintains defined benefit pension plans covering certain of our current and former U.S. employees (the U.S. defined benefit plan and nonqualified defined benefit plan, collectively referred to as our “defined benefit plans”), as well as other postretirement benefit plans for certain U.S. retired employees that include heath care and life insurance benefits.
Pension Benefits
The largest defined benefit pension plan (the “U.S. defined benefit plan”) is a defined benefit plan for certain current and former U.S. employees that closed to new participants on January 2, 1995. In 2007, the U.S. defined benefit plan was amended (1) to exclude from further participation any participant or former participant who was not employed by Ceridian LLC or another participating employer on January 1, 2008, (2) to discontinue participant contributions, and (3) to freeze the accrual of additional benefits as of December 31, 2007. The measurement date for pension benefit plans is December 31.
Assets of the U.S. defined benefit plan are held in an irrevocable trust and do not include any Ceridian securities. Benefits under this plan are generally calculated on final or career average earnings and years of participation in the plan. Most participating employees were required to permit salary reduction contributions to the plan on their behalf by the employer as a condition of active participation. Retirees and other former employees are inactive participants in this plan and constitute approximately 98% of the plan participants. This plan is funded in accordance with funding requirements under the Employee Retirement Income Security Act of 1974, based on determinations of a third-party consulting actuary. Investment of the U.S. defined benefit plan assets in Ceridian securities is prohibited by the investment policy. We made a contribution amounting to $21.1 in 2017 to the U.S. defined benefit plan. We expect to make contributions to the U.S. benefit plan amounting to $18.5 during 2018. As a result of the Comdata merger on November 14, 2014, Comdata and its subsidiaries are no longer included in the group of companies that are obligated under the U.S. defined benefit plan.

Ceridian also sponsors a nonqualified supplemental defined benefit plan (the “nonqualified defined benefit plan”), which is unfunded and provides benefits to selected U.S. employees in addition to the U.S. defined benefit plan. We made contributions to the nonqualified defined benefit plan amounting to $1.9 in 2017 and expect to make contributions of $1.8 during 2018.
We account for our defined benefit plans using actuarial models. These models use an attribution approach that generally spreads the effect of individual events over the estimated life expectancy of the employees in such plans. These events include plan amendments and changes in actuarial assumptions such as the expected long-term rate of return on plan assets, discount rate related to the benefit obligation, rate of active participants’ compensation increases and mortality rates.
One of the principal components of the net periodic pension calculation is the expected long-term rate of return on plan assets. The required use of expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns that contribute to the settlement of the liability. Differences between actual and expected returns are recognized in the net periodic pension calculation over three years. We use long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources to develop our expected return on plan assets.
The discount rate assumption is used to determine the benefit obligation and the interest portion of the net periodic pension cost (credit) for the following year. We utilize a full yield curve approach for our discount rate assumption by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. As of December 31, 2017, a 25 basis point decrease in the discount rate would result in a $0.2 decrease to expense for all pension plans.
At December 31, 2016, we updated our mortality assumptions utilizing an improvement scale issued by the Society of Actuaries in October 2016, which resulted in a $12.0 decrease in the projected benefit obligation. At December 31, 2017, we updated our mortality assumptions utilizing an improvement scale issued by the Society of Actuaries in October 2017, which resulted in a $6.0 reduction in the projected benefit obligation.
The funded status of defined benefit plans represents the difference between the projected benefit obligation and the plan assets at fair value. The projected benefit obligation of defined benefit plans exceeded the fair value of plan assets by $154.4 and $189.5 at December 31, 2017 and 2016, respectively. We are required to record the unfunded status as a liability in our consolidated balance sheets and recognize the change in the funded status in comprehensive income, net of deferred income taxes.
The projected future payments to participants from defined benefit plans are included in the table below.

Years Ending December 31,	Amount
2018	$46.8
2019	46.3
2020	45.4
2021	44.4
2022	43.1
Next five years	$193.5

The accompanying tables reflect the combined funded status and net periodic pension cost and combined supporting assumptions for the defined benefit elements of our defined benefit plans.

Funded Status of Defined Benefit Retirement Plans at Measurement Date	Year Ended December 31,
	2017	2016
Change in Projected Benefit Obligation During the Year:
Projected benefit obligation at beginning of year	$605.9	$636.0
Service cost	—	—
Interest cost	17.2	18.2
Actuarial loss	20.3	4.3
Benefits paid and plan expenses	(50.4)	(52.6)
Projected benefit obligation at end of year	$593.0	$605.9
Change in Fair Value of Plan Assets During the Year:
Plan assets at fair value at beginning of year	416.4	410.1
Actual return on plan assets	49.6	20.5
Employer contributions	23.0	38.4
Benefits paid and plan expenses	(50.4)	(52.6)
Plan assets at fair value at end of year	438.6	416.4
Funded status of plans	$(154.4)	$(189.5)

	December 31,
Amounts recognized in Consolidated Balance Sheets	2017	2016
Current liability	$20.3	$27.1
Noncurrent liability	134.1	162.4

Amounts recognized in Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss, net of tax of $91.5 and $91.5, respectively	$151.4	$167.2

The other comprehensive (income) loss related to pension benefit plans is as follows:

	Year Ended December 31,
	2017	2016	2015
Net actuarial (gain) loss	$(3.0)	$9.5	$2.2
Amortization of net actuarial loss	(12.8)	(12.5)	(13.3)
Tax expense	—	0.1	—
Other comprehensive income, net of tax	$(15.8)	$(2.9)	$(11.1)

	Year Ended December 31,
Assumption Used in Calculations	2017	2016	2015
Discount rate used to determine net benefit cost	3.63%	3.76%	3.50%
Expected return on plan assets	6.30%	6.30%	6.50%
Discount rate used to determine benefit obligations	3.25%	3.63%	3.76%

	Year Ended December 31,
Net Periodic Pension Cost	2017	2016	2015
Interest cost	$17.2	$18.2	$23.3
Expected return on plan assets	(26.3)	(25.7)	(26.6)
Actuarial loss amortization	12.8	12.5	13.3
Net periodic pension cost	$3.7	$5.0	$10.0
The accumulated benefit obligation of defined benefit plans was $593.0 and $605.9 as of December 31, 2017 and 2016, respectively.
The amount in accumulated other comprehensive loss that is expected to be recognized as a component of net periodic pension cost during 2018 is a net actuarial loss of $14.2.
Our overall investment strategy for the U.S. defined benefit plan is to achieve a mix of approximately 75% of investments for long term growth, 23% for liability hedging purposes and 2% for near-term benefit payments. Target asset allocations are based upon actuarial and capital market studies performed by experienced outside consultants. The target allocations for the growth assets are 38% fixed income, 27% domestic equities, 25% international equities and 10% hedge funds. Specifically, the target allocation is managed through investments in fixed income securities, equity funds, collective investment funds, partnerships and other investment types. The underlying domestic equity securities include exposure to large/mid-cap companies and small-cap companies. Fixed income securities include corporate debt, mortgage-backed securities, U.S. Treasury and U.S. agency debt, emerging market debt and high yield debt securities. The alternative investment strategy is allocated to investments in hedge funds. The liability hedging portfolio fair value is intended to move in a direction that partially offsets the increase or decrease in the liabilities resulting from changes in interest rates. To achieve this objective, the portfolio will invest in U.S. Treasury strips and various interest rate derivatives contracts. We hire outside managers to manage all assets of the U.S. defined benefit plan.
In determining the fair values of the defined benefit plan’s assets, we have elected to evaluate the fair value of certain investments using net asset value per share. These investments do not have any significant unfunded commitments, conditions or restrictions on redemption, or any other significant restriction on their sale. The fair values of the defined benefit plan’s assets at December 31, 2017, by asset category are as follows:

Investments, at fair value:	Total	Level 1	Level 2	Level 3
Short-term investments	$36.8	$36.8	$—	$—
Derivatives (a)	14.8	—	14.8	—
Government securities	88.1	—	88.1	—
Corporate debt securities	18.3	—	18.3	—
Collective investment funds:
Domestic equity (b)	144.4	—	144.4	—
Foreign equity (b)	57.5	—	57.5	—
Foreign bond (c)	41.8	—	41.8	—
Partnerships (d)	35.3	—	35.3	—
Hedge fund of funds (e)	1.6	—	1.6	—
Total investments, at fair value	$438.6	$36.8	$401.8	$—

The fair values of our defined benefit plan’s assets at December 31, 2016, by asset category are as follows:

Investments, at fair value:	Total	Level 1	Level 2	Level 3
Short-term investments	$34.0	$34.0	$—	$—
Derivatives (a)	19.0		19.0
Government securities	88.9	—	88.9	—
Corporate debt securities	25.5	—	25.5	—
Collective investment funds:
Domestic equity (b)	66.7	—	66.7	—
Foreign equity (b)	86.0	—	86.0	—
Foreign bond (c)	33.3	—	33.3	—
Partnerships (d)	32.7	—	32.7	—
Hedge fund of funds (e)	30.3	—	30.3	—
Total investments, at fair value	$416.4	$34.0	$382.4	$—
(a) Funds in this category invest in interest rate swaps to reduce exposure to long-term interest rate risk and to achieve overall investment portfolio objectives.
(b) Funds in this category invest in a diversified portfolio of domestic and/or foreign stocks to achieve a long-term rate of return.
(c) Funds in this category invest in various types of domestic and/or foreign debt securities to achieve a long-term rate of return while preserving capital.
(d) Funds within this category invest in a bond fund partnership which holds various types of domestic debt securities to achieve a long-term rate of return while preserving capital.
(e) Funds within this category invest in various underlying hedge funds and are designed to provide superior risk adjusted returns as well as portfolio diversification relative to traditional asset classes.

Postretirement Benefits
Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations we subsequently sold or discontinued. Ceridian sponsors several health care plans in the United States for both pre- and post-age 65 retirees. The contributions to these plans differ for various groups of retirees and future retirees. Most retirees outside of the United States are covered by governmental health care programs, and our cost is not significant. The measurement date for postretirement benefit plans is December 31.
The discount rate assumption is used to determine the benefit obligation and the interest portion of the net periodic postretirement cost (credit) for the following year. Historically, we employed a process that analyzed three independently prepared yield curves, taking into consideration the timing of the estimated postretirement payments in arriving at a discount rate. During 2015, we changed our method for determining the postretirement plan accounting discount rate assumption. We utilize a full yield curve approach for our discount rate assumption by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. As of December 31, 2017, a 25 basis point decrease in the discount rate would result in an immaterial impact on expense for the postretirement plan.
The accompanying tables present the amounts and changes in the aggregate benefit obligation and the components of net periodic postretirement benefit cost for U.S. plans. We fund these costs as they become due.

Funded Status of Postretirement Health Care and Life Insurance Plans	Year Ended December 31,
	2017	2016
Change in Benefit Obligation:
At beginning of year	$21.0	$23.2
Interest cost	0.5	0.6
Participant contributions	1.1	1.2
Actuarial gain	(0.7)	(1.4)
Benefits paid	(2.3)	(2.6)
At end of year	$19.6	$21.0
Change in Plan Assets:
At beginning of year	$—	$—
Company contributions	1.2	1.5
Participant contributions	1.1	1.1
Benefits paid	(2.3)	(2.6)
At end of year	—	—
Funded Status	$(19.6)	$(21.0)

	December 31,
Amounts recognized in Consolidated Balance Sheets	2017	2016
Current liability	$2.4	$2.6
Noncurrent liability	17.2	18.4
Amounts recognized in Accumulated Other Comprehensive Income
Accumulated other comprehensive income, net of tax of $(9.9) and $(9.9), respectively	$(8.9)	$(10.9)

The other comprehensive (income) loss related to postretirement benefits is as follows:

	Year Ended December 31,
	2017	2016	2015
Net actuarial gain	$(0.7)	$(1.4)	$(4.5)
Amortization of net actuarial gain	2.7	2.6	2.0
Tax expense	—	—	—
Other comprehensive loss (income), net of tax	$2.0	$1.2	$(2.5)

Net Periodic Postretirement Benefit	Year Ended December 31,
	2017	2016	2015
Service cost	$—	$—	$—
Interest cost	0.5	0.6	0.9
Actuarial gain amortization	(2.4)	(2.3)	(1.7)
Prior service credit amortization	(0.3)	(0.3)	(0.3)
Net periodic postretirement benefit gain	$(2.2)	$(2.0)	$(1.1)
The amount in accumulated other comprehensive loss that is expected to be recognized as a component of net periodic postretirement benefit cost during 2018 is a $2.5 gain, comprised of $2.2 of actuarial gain and $0.3 of prior service credit.

The assumed health care cost trend rate represents the rate at which health care costs are assumed to increase. The assumed health care cost trend rate used in measuring the benefit obligation in 2017 is 6.75% for pre-age 65 retirees and 7.25% for post-age 65 retirees. These rates are assumed to decrease gradually to the ultimate health care cost trend rate of 4.5% in 2028 for both groups. A one percent increase in this rate would increase the benefit obligation at December 31, 2017, by $0.9 million and would have an immaterial impact on the interest cost for 2017. A one percent decrease in this rate would decrease the benefit obligation at December 31, 2017, by $0.8 million and would have an immaterial impact on the interest cost for 2017.

	Year Ended December 31,
Assumption Used in Calculations	2017	2016	2015
Weighted average discount rate used to determine net periodic postretirement cost (credit)	3.26%	3.38%	3.25%
Weighted average discount rate used to determine benefit obligation at measurement date	3.01%	3.26%	3.38%
The projected future postretirement benefit payments and future receipts from the federal subsidy for each of the next five years and the five-year period following are included in the table below.

Years Ending December 31,	Payments	Receipts
2018	$2.5	$0.1
2019	2.2	0.1
2020	2.1	0.1
2021	2.0	0.1
2022	1.9	0.1
Next five years	$7.3	$0.3

12. Share-Based Compensation
HCM Share-Based Compensation Plans
Prior to November 1, 2013, Ceridian employees participated in a share-based compensation plan of the predecessor to Ceridian Holding LLC. The 2007 Stock Incentive Plan (“2007 SIP”) authorized the issuance of up to 10,540,540 shares of common stock of Ceridian Holding LLC to eligible participants through stock options and stock awards. Eligible participants in the 2007 SIP included Ceridian’s directors, employees and consultants.
Effective November 1, 2013, most participants who held stock options under the 2007 SIP converted their options to a newly created option plan, the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan (“2013 HCM SIP”). A participant in the 2013 HCM SIP will receive shares of Ceridian HCM upon exercise of fully vested options. A small number of participants maintained their stock options in the 2007 SIP. As of December 31, 2017, there were 10,000 stock options outstanding under the 2007 SIP.
The 2013 HCM SIP authorized the issuance of up to 25,000,000 shares of common stock of Ceridian HCM to eligible participants through stock options and other stock awards. On March 20, 2017, the Board of Directors approved an increase to the number of authorized shares under the 2013 HCM SIP to 30,000,000. Eligible participants in the 2013 HCM SIP include Ceridian HCM’s directors, employees, and consultants.

As part of the 2013 HCM SIP, the Board of Directors approved a stock appreciation rights program that authorized the issuance of up to 1,200,000 stock appreciation rights. As of December 31, 2017, there were 532,700 outstanding stock appreciation rights.
As of December 31, 2017, there were 3,878,569 shares available for future grants of stock options and stock awards under the 2013 HCM SIP.
Stock options awarded under the 2013 HCM SIP vest either annually on a pro rata basis over a four- or five-year period or on a specific date if certain performance criteria are satisfied and certain equity values are attained. In addition, upon termination of employment, all vested options become eligible to be exercised generally within 90 days after termination. The stock option awards have a 10-year contractual term and have an exercise price that is not less than the fair market value of the underlying stock on the date of grant.
Share-based compensation expense for the HCM plans was $16.1, $12.5, and $12.8 for years ended December 31, 2017, 2016, and 2015, respectively.
Performance-Based Stock Options
Performance-based option activity for the period from December 31, 2014 to December 31, 2017, represents stock options granted under the 2013 HCM SIP.

	Shares		Weighted Average Exercise Price (per share)		Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Options outstanding at December 31, 2014	2,686,302		$6.73	6.3	6.3	$—
Granted	—	—	—
Exercised	—		—
Forfeited or expired	(124,465)		(6.73)
Options outstanding at December 31, 2015	2,561,837		$6.73		5.2	$—
Granted	—	—	—
Exercised	—		—
Forfeited or expired	(105,885)		(6.73)
Options outstanding at December 31, 2016	2,455,952		$6.73		4.2	$—
Granted	—		—
Exercised	(334,404)	(a)	(6.73)
Forfeited or expired	(50,155)		(6.73)
Options outstanding at December 31, 2017	2,071,393		$6.73	3.5	3.5	$—
(a) During the year ended December 31, 2017, certain performance-based options were modified and exercised.
The performance-based options vest on the earlier to occur of a change in control or an initial public offering ("IPO") in which the value of Ceridian stock is at least $13.46 per share or higher. If the value of the common stock has not reached $13.46 or higher per share at the time an IPO or change in control event occurs, the options expire unvested, or through the expiration date. Options issued under the 2013 HCM SIP, other than the Replacement Options, do not include performance based-options.

As of December 31, 2017, there was $5.3 of share-based compensation expense related to unvested performance-based stock options not yet recognized.
Term-Based Stock Options
Term-based option activity for the period from December 31, 2014 to December 31, 2017, represents stock options granted under the 2013 HCM SIP. As of December 31, 2017, there were 13,639,537 vested options.

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Options outstanding at December 31, 2014	15,176,294	$7.99	8.2	$13.3
Granted	374,280	8.78
Exercised	—	—
Forfeited or expired	(336,121)	(8.20)
Options outstanding at December 31, 2015	15,214,453	$8.01	7.3	$14.1
Granted	4,678,477	8.40
Exercised	—	—
Forfeited or expired	(353,253)	(8.27)
Options outstanding at December 31, 2016	19,539,677	$8.10	7.1	$9.9
Granted	4,571,962	8.73
Exercised	(1,190,929)	(7.57)
Forfeited or expired	(937,212)	(8.05)
Options outstanding at December 31, 2017	21,983,498	$8.26	6.9	$48.8
Options exercisable at December 31, 2017	13,639,537	$8.07	5.5	$32.9
Other information pertaining to term-based options is as follows:

	Year Ended December 31,
	2017	2016	2015
Weighted average grant date fair value per share	$2.94	$2.87	$2.84
The fair value of the term-based stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2017	2016	2015
Expected volatility	30.0%	30.0%	33.0%
Expected dividend rate	—	—	—
Risk-free interest rate	2.3%	1.9%	2.1%

For stock options granted under the 2007 SIP, we used the simplified method to estimate the expected term of the stock options. For stock options granted under the 2013 HCM SIP, we estimated an expected term of 7.0 years, based on the vesting period and contractual life. As of December 31, 2017, there was $21.7 of share-based compensation expense related to unvested term based awards not yet recognized, which is expected to be recognized over a weighted average period of 1.3 years. As of December 31, 2017, there were 13,639,537 vested term-based stock options.

The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the contractual term of the performance-based options and the expected term of the term-based option. The estimated volatility of Ceridian common stock is based on the historical volatility of comparable public companies over a period approximately equal to the expected term.

Restricted Stock Units
Restricted stock units ("RSUs") activity for the period from December 31, 2014 to December 31, 2017, represents restricted stock units granted under the 2013 HCM SIP.

Shares
RSUs outstanding at December 31, 2014	—
Granted	457,144
Shares issued upon vesting of RSUs	—
Forfeited or canceled	—
RSUs outstanding at December 31, 2015	457,144
Granted	59,600
Shares issued upon vesting of RSUs	(152,382)
Forfeited or canceled	—
RSUs outstanding at December 31, 2016	364,362
Granted	1,000,000
Shares issued upon vesting of RSUs	(152,382)
Forfeited or canceled	—
RSUs outstanding at December 31, 2017	1,211,980
Other information pertaining to restricted stock units is as follows:

	Year Ended December 31,
	2017	2016	2015
Weighted average grant date fair value per share	$8.63	$8.70	$8.75
During the year ended December 31, 2017, 152,382 restricted stock units vested, and shares of Ceridian HCM common stock were issued. As of December 31, 2017, there were 1,211,980 unvested restricted stock units outstanding. Restricted stock units generally vest annually over a three- or four-year period. As of December 31, 2017, there was $7.1 of share-based compensation expense related to unvested restricted stock units not yet recognized, which is expected to be recognized over a weighted average period of 2.2 years.

Joint Venture Company Share-Based Compensation Plan
In connection with the formation of the Joint Venture Company, a share-based compensation scheme under English law (the "JV SIP") was created. The JV SIP has authorized the issuance of 3,551,911 options to purchase Class C or Class D shares of the Joint Venture Company. Class C shares are ordinary shares in the Joint Venture Company with rights and liquidation preferences comparable to Class B shares. Class D shares are ordinary shares in the Joint Venture Company with rights and liquidation preferences comparable to Class A shares. Eligible participants in the JV SIP include the Joint Venture Company directors and employees.
Stock options awarded under the JV SIP vest annually on a pro rata basis over a four-year period. The stock option awards have a seven-year contractual term. During 2017, stock options were awarded as a bonus to employees that were fully vested upon grant. Stock options awarded under the JV SIP also include rollover options granted to previous WorkAngel employees that have continued to follow the original vesting period and contractual term granted to the employees prior to the formation of the Joint Venture Company. These stock options have a vesting period that range from one to three years and a 10-year contractual term.
Share-based compensation expense for the JV SIP was $1.1 and $2.8 for the years ended December 31, 2017 and 2016, respectively.
Class C Stock Options
Joint venture option activity in the table below for the period from formation on March 1, 2016, to December 31, 2017, represents Class C stock options activity under the JV SIP.

	Shares	Weighted Average Exercise Price (per share)		Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Options outstanding at December 31, 2015	—	$—	—	—	$—
Granted	1,166,402	2.12
Exercised	(45,834)	(0.51)
Forfeited or expired	(29,805)	(3.26)
Options outstanding at December 31, 2016	1,090,763	$2.15		7.9	$3.3
Granted	212,651	3.90
Exercised	(46,690)	(0.57)
Forfeited or expired	(152,250)	(3.02)
Options outstanding at December 31, 2017	1,104,474	$2.44		6.9	$3.0
Options exercisable at December 31, 2017	570,932	$1.53		6.8	$2.1

Class D Stock Options
Joint venture option activity in the table below for the period from formation on March 1, 2016 to December 31, 2017, represents Class D stock option activity under the JV SIP.

	Shares		Weighted Average Exercise Price (per share)		Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Options outstanding at December 31, 2015	—		$—	—	—	$—
Granted	873,142	8.84	8.84
Exercised	—		—
Forfeited or expired	(25,000)		(8.84)
Options outstanding at December 31, 2016	848,142		$8.84		6.4	$0.7
Granted	253,797	7.91	7.91
Exercised	—		—
Forfeited or expired	(115,414)		(8.84)
Options outstanding at December 31, 2017	986,525		$8.6		5.8	$1.0
Options exercisable at December 31, 2017	241,436		$8.62		5.7	$0.2
Other information pertaining to JV SIP options is as follows:

	Year Ended December 31, 2017		Year Ended December 31, 2016
	Class C	Class D	Class C	Class D
Weighted average grant date fair value per share	$2.41	3.32	$ 2.57	3.3

The fair value of the term-based stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for both Class C and D options:

	Year Ended December 31,
	2017	2016
Expected volatility	45.0%	45.0%
Expected dividend rate	—	—
Risk-free interest rate	2.0%	1.2%
For stock options granted under the JV SIP, excluding the WorkAngel rollover options, we estimated an expected term of 5.0 years, based on the vesting period and contractual life. For WorkAngel rollover options granted under the JV SIP, we estimated an expected term of 3 or 4 years, based on the vesting period and contractual life. As of December 31, 2017, there was $2.5 of share-based compensation related to unvested awards not yet recognized, which is expected to be recognized over a weighted average period of 2.0 years. As of December 31, 2017, there were 570,932 vested Class C options and 241,436 vested Class D options.
The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the contractual term of the performance based options and the expected term of the term based option.

The estimated volatility of the Joint Venture Company common stock is based on the historical volatility of comparable public companies.

13. Supplementary Data to Statements of Operations

	Year Ended December 31,
	2017	2016	2015
Other Expense, Net
Asset impairment	$—	$10.4	$23.0
Realized gains on sale of short-term investments	—	(3.9)	(25.4)
Environmental reserve	—	5.9	—
Foreign currency translation expense (income)	7.4	(3.1)	4.8
Total other expense, net	$7.4	$9.3	$2.4
Asset Impairment
The sale of the UK Business in 2016 was considered a triggering event to test the trade name intangible asset for impairment. Given the reduction in future revenues of the UK Business previously included in the relief from royalty models used to support the trade name value, we recorded an impairment charge during the year ended December 31, 2016, of $10.2 to the trade name intangible asset. The remaining impairment amount is related to immaterial asset write-offs.
The sales of the Divested Benefits Continuation Businesses in 2015 were considered triggering events to test the trade name intangible asset for impairment. Given the reduction in future revenues from both businesses previously included in the relief from royalty models used to support the trade name value, we recorded an impairment charge during the year ended December 31, 2015, of $22.6 to the trade name intangible asset. The remaining impairment amount is related to immaterial asset write-offs.
Realized Gains on Sale of Short-Term Investments
During the years ended December 31, 2016, and 2015, we sold common shares of FleetCor stock which were received during 2014 as consideration for the Comdata Merger, resulting in realized gains. Refer to Note 3, "Discontinued Operations," for further discussion.
Environmental Reserve
In September 1989, Ceridian LLC's predecessor entered into an Environmental Matters Agreement ("EMA") with Seagate Technology plc ("Seagate") related to groundwater contamination on a parcel of real estate sold by Ceridian LLC's predecessor to Seagate. Ceridian HCM is now responsible for the EMA. The EMA requires expense sharing between Ceridian HCM and Seagate for the remediation of groundwater contamination up to a certain limit. Based on additional information obtained with respect to more stringent remediation requirements, we have updated our estimate of the potential liability related to the EMA, resulting in an increase to the environmental reserve of $5.9 for the year ended December 31, 2016, which now represents the limit under the EMA. Please refer to Note 16, "Commitments and Contingencies," for further discussion of our environmental liabilities.

Foreign Currency Translation Expense (Income)
We incurred foreign currency translation expense of $7.4 for the year ended December 31, 2017. The foreign currency translation expense for the year ended December 31, 2017, is primarily related to foreign currency remeasurement losses resulting from an intercompany payable of a U.S. operating subsidiary which is repaid in Canadian dollars.
We had foreign currency translation income of $3.1 for the year ended December 31, 2016. The foreign currency translation income for the year ended December 31, 2016, is primarily related to foreign currency remeasurement gains on intercompany receivables and payables between international subsidiaries that were settled in early 2017.
We incurred a foreign currency translation expense of $4.8 for the year ended December 31, 2015. The foreign currency translation expense for the year ended December 31, 2015, is primarily due to foreign currency remeasurement losses related to an intercompany receivable of a U.S. operating subsidiary which is repaid in Canadian dollars.

14. Accumulated Other Comprehensive Income (Loss)
The components of accumulated other comprehensive income (loss) were as follows:

	Foreign Currency Translation Adjustment	Unrealized Loss from Marketable Securities	Unrealized Gain (Loss) from Invested Customer Trust Funds	Pension Liability Adjustment	Total

Balance as of December 31, 2015	$(230.8)	$(5.2)	$12.9	$(167.3)	$(390.4)
Other comprehensive income (loss) before income taxes and reclassifications	8.0	1.3	(10.2)	(7.8)	(10.0)
Income tax benefit (expense)	—	—	2.0	(0.1)	1.9
Sale of UK Business, net of tax	16.9	—	—	9.0	25.9
Reclassifications to earnings	—	3.9	—	9.9	9.9
Other comprehensive income (loss) attributable to Ceridian	24.9	5.2	(8.2)	11.0	27.7
Balance as of December 31, 2016	(205.9)	—	4.7	(156.3)	(357.5)
Other comprehensive income (loss) before income taxes and reclassifications	39.3	—	(17.3))	3.7	25.7
Income tax benefit	—	—	3.6	—	3.6
Reclassifications to earnings	—	—	—	10.1	10.1
Other comprehensive income (loss) attributable to Ceridian	39.3	—	(13.7)	13.8	39.4
Balance as of December 31, 2017	$(166.6)	$—	$(9.0)	$(142.5)	$(318.1)

During the year ended December 31, 2017, other comprehensive income attributable to noncontrolling interest was $0.4, entirely related to foreign currency translation. During the year ended December 31, 2016, other comprehensive loss attributable to noncontrolling interest was $0.6, entirely related to foreign currency translation.

15. Income Taxes

	Year Ended December 31,
Components of Earnings and Taxes from Operations	2017	2016	2015
(Loss) Income Before Income Taxes:
U.S.	$(84.4)	$(159.1)	$(130.7)
International	30.3	67.6	50.4
Total	$(54.1)	$(91.5)	$(80.3)

Income Tax Expense (Benefit):
Current:
U.S.	$5.5	$(6.1)	$(0.2)
State and local	1.7	0.9	0.1
International	13.4	16.0	16.6
Total current income tax expense	20.6	10.8	16.5
Deferred
U.S.	(63.3)	(0.7)	(7.9)
State and local	0.8	(0.1)	(1.8)
International	(2.8)	7.8	1.8
Total deferred income tax (benefit) expense	(65.3)	7.0	(7.9)
Total income tax (benefit) expense	$(44.7)	$17.8	$8.6

	Year Ended December 31,
Effective Rate Reconciliation	2017	2016	2015
U.S. statutory rate	(35.0)%	(35.0)%	(35.0)%
Change in valuation allowance	(114.4)	(0.1)	14.0
State income taxes, net of federal benefit	(5.3)	(0.8)	0.4
Share-based compensation	8.4	2.8	3.4
International tax rate differential	(6.8)	(7.1)	(7.9)
Foreign dividend income	47.7	1.1	16.1
Unremitted foreign earnings	(35.2)	23.7	—
Foreign capital gain income	—	—	4.6
Reserve for tax contingencies	9.9	3.2	0.1
Expiration of un-utilized tax credits	1.5	—	13.5
Unrealized gain on investments	—	33.1	—
Change in tax rate	51.4	—	—
Other	(4.0)	(1.5)	1.6
Income tax provision	(81.8)%	19.4%	10.8%

On December 22, 2017, the Tax Cut and Jobs Act legislation (the “Act”) was enacted. The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for businesses. ASC 740, "Accounting for Income Taxes," requires a company to record the effects of a tax law change in the period of enactment; however, shortly after the enactment of the Act, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 118, which allows a company to record a provisional amount when it does not have the necessary information available, prepared, or analyzed in reasonable detail to complete its accounting for the change in the tax law. The measurement period ends when the company has obtained, prepared and analyzed the information necessary to finalize its accounting, but cannot extend beyond one year. We continue to gather information related to estimates surrounding the re-measurement of deferred tax assets and to unrepatriated earnings from foreign subsidiaries to more precisely compute the re-measurement of deferred taxes and the impact of the transition tax. We have made a reasonable estimate of the impact of the Act on the consolidated financial statements for the period ended December 31, 2017, and have recorded a tax benefit of $59.4.
The Act provides for a reduction in the U.S. corporate tax rate from 35% to 21%. We have re-valued our deferred tax assets and liabilities to reflect the tax rate reduction resulting in a decrease of the net deferred tax asset and the recognition of a tax expense of $28.0. We also re-valued the valuation allowance required to be carried against the net deferred tax asset resulting in the recognition of a tax benefit of $54.4.
The Act provides for a transition of the U.S. tax system from a worldwide system to a territorial system. A current year transition tax is imposed on a taxpayer’s untaxed foreign earnings. We have includible untaxed foreign earnings of $74.3 resulting in a tax expense of $26.0. We have used our current year net operating loss to offset the includible foreign earnings resulting in a tax benefit of $26.0. Furthermore, we had previously recorded a deferred tax liability on a portion of our untaxed foreign earnings. Since all previously untaxed foreign earnings have now been included in U.S. taxable income, the deferred tax liability has been released resulting in a tax benefit of $20.9. We have also re-evaluated the need for a valuation allowance after considering the change in the deferred tax liability resulting in an increase of the valuation allowance and a tax expense of $20.9.
The Act changes the current 20-year carryover period for a net operating loss ("NOL") to an indefinite carryover period for NOL’s incurred after December 31, 2017. This change impacts our evaluation of the requirement for a valuation allowance resulting in a decrease in the required valuation allowance and a tax benefit of $33.0.

Tax Effect of Items That Comprise a Significant Portion of the Net Deferred Tax Asset and Deferred Tax Liability	December 31,
	2017	2016
Deferred Tax Asset:
Employment related accruals	$51.3	$89.8
Foreign tax credit carryover and other credit carryovers	0.3	1.1
Net operating loss carryforwards	101.1	133.1
Total gross deferred tax asset	152.7	224.0
Valuation allowance	(91.7)	(159.9)
Total deferred tax asset	$61.0	$64.1
Deferred Tax Liability:
Intangibles	$(67.4)	$(105.3)
Unremitted foreign earnings	—	(20.9)
Unrealized gain on investment	(22.2)	(33.5)
Other	(3.9)	(5.3)
Total deferred tax liability	(93.5)	(165.0)
Net deferred tax liability	$(32.5)	$(100.9)

	December 31,
Net Deferred Tax by Geography	2017	2016
U.S.	$(18.6)	$(81.1)
International	(13.9)	(19.8)
Total	$(32.5)	$(100.9)
As of December 31, 2017, we had federal, state and foreign net operating loss carryovers which will reduce future taxable income when utilized. Approximately $70.5 in net federal tax benefit is available from the loss carryovers and an additional $0.3 is available in federal tax credit carryovers. The state loss carryovers will result in state tax benefit of approximately $29.7. A small portion of the federal net operating loss tax benefit, $1.0, will expire in 2021 and the remaining amount will begin to expire in 2029 and state net operating loss carryovers will begin to expire in 2018. The federal credit carryovers are composed of foreign tax credits which will begin to expire in 2018, research credits which will begin to expire in 2027, and alternative minimum tax credits which have no expiration date.
As of December 31, 2017, including consideration of the impact of the Act, we carried a full valuation allowance against our domestic net deferred tax asset ("DTA") position after excluding a portion of the deferred tax liability for long-lived, non-amortizable taxable temporary differences. We periodically re-assess the likelihood that DTA reported in the accompanying consolidated financial statements will be recovered from future taxable income.
Because we continue to be in a net DTA position, after excluding a portion of the deferred tax liability for long-lived, non-amortizable taxable temporary differences, as of December 31, 2017, our position that it is still more likely than not that the tax benefit associated with a portion of the DTA will not be realized has not changed. We assessed the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing net DTAs not already identified as requiring a valuation allowance. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2017. Such objective evidence limits the ability to consider other subjective evidence such as our projections for future growth. As of December 31, 2017, we had a total valuation allowance of $91.7. The amount of the DTA considered realizable could be adjusted in the future if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.
We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With a few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2013.
The following table summarizes the activity for unrecognized tax benefits:

	Year Ended December 31,
Federal, State and Foreign Tax	2017	2016
Beginning unrecognized tax balance	$4.7	$1.7
Increase prior period positions	0.4	0.1
Increase current period positions	5.6	3.5
Decrease prior period positions	—	(0.3)
Decrease current period positions	—	(0.1)
Statutes expiring	(0.2)	(0.2)
Ending unrecognized tax benefits	$10.5	$4.7
The total amount of unrecognized tax benefits as of December 31, 2017, was $10.5 including $2.2 of accrued interest and penalty. Of the total amount of unrecognized tax benefits, $10.0 represents the amount that, if recognized, would impact our effective income tax rate as of December 31, 2017. It is expected that the amount of unrecognized tax benefits will change in the next 12 months; however, we cannot reasonably estimate the amount of the change. We do not expect the change to have a significant impact on our results of operations or financial condition.
We consider a portion of the unremitted earnings from international subsidiaries to be indefinitely reinvested; the transition tax imposed by the Act has not changed our position on such earnings.  While we were able to make a reasonable estimate of the impact of the Act on the U.S. taxation of such earnings, our estimate may be affected by additional guidance released in the future.  In addition, the repatriation of our overseas earnings could result in non-U.S. income taxes, such as withholding taxes.  We consider $234.5 of our overseas earnings to be indefinitely reinvested as of December 31, 2017.  Because of the multiple avenues in which the foreign earnings could be repatriated to minimize the tax cost, and because a large portion of these earnings are not liquid, it is not practical to determine the tax liability that would be payable if such earnings were not indefinitely reinvested.  A portion of our unremitted earnings from international subsidiaries is not considered indefinitely reinvested, and we have provided a deferred tax liability of $5.1 as of December 31, 2017 for the expected tax cost of repatriating such earnings.

16. Commitments and Contingencies
Leasing
We conduct substantially all of our operations in leased facilities. Most of our leases contain renewal options and require payments for taxes, insurance and maintenance. We recognize rent holidays, including the time period during which we have access to the property for construction of improvements, construction allowances and escalating rent provisions on a straight-line basis over the term of the lease.

Substantially all of our leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include capital lease obligations recorded as liabilities.
Our rental expense and sublease income were as follows:

	Year Ended December 31,
Rental Expense, Net	2017	2016	2015
Rental expense	$17.5	$16.8	$18.6
Sublease rental income	(4.2)	(3.5)	(2.3)
Net rental expense	$13.3	$13.3	$16.3
Our future minimum noncancellable lease payments, net, on existing operating leases at December 31, 2017, which have an initial term of more than one year, are as follows:

Years Ending December 31,	Amount
2018	$11.6
2019	11.5
2020	9.4
2021	6.4
2022	5.4
Thereafter	4.3
Total	$48.6
Environmental Matters
We accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.
In February 1988, Ceridian LLC's predecessor entered into an arrangement with Northern Engraving Corporation ("NEC") and the Minnesota Pollution Control Agency ("MPCA") in relation to groundwater contamination on a parcel of real estate sold by Ceridian LLC's predecessor to NEC. Ceridian HCM is now responsible for the arrangement with NEC and the MPCA. The arrangement requires expense sharing between Ceridian HCM and NEC for the remediation of groundwater contamination.
In September 1989, Ceridian LLC's predecessor entered into an EMA with Seagate related to groundwater contamination on a parcel of real estate sold by Ceridian LLC's predecessor to Seagate. Ceridian HCM is now responsible for the EMA. The EMA requires expense sharing between Ceridian HCM and Seagate for the remediation of groundwater contamination up to a certain limit. Based on additional information obtained with respect to more stringent remediation requirements, we have updated our estimate of the potential liability related to the EMA, resulting in an increase to the environmental reserve of $5.9 for the year ended December 31, 2016, which now represents the limit under the EMA.
We have recognized an undiscounted liability of approximately $5.4 and $6.2 as of December 31, 2017 and 2016, respectively, in our consolidated balance sheets to comply with the NEC arrangement and EMA described above. The ultimate cost, however, will depend on the extent of continued monitoring activities as these projects progress. Please refer to Note 13,

"Supplementary Data to Statements of Operations," for further discussion of changes in the liability during the year ended December 31, 2016.
Legal Matters
We are subject to claims and a number of judicial and administrative proceedings considered normal in the course of our current and past operations, including employment-related disputes, contract disputes, disputes with our competitors, intellectual property disputes, government audits and proceedings, customer disputes, and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on our part.
Our general terms and conditions in customer contracts frequently include a provision indicating we will indemnify and hold our customers harmless from and against any and all claims alleging that the services and materials furnished by us violate any third party's patent, trade secret, copyright or other intellectual property right. We are not aware of any material pending litigation concerning these indemnifications.
Some of these matters raise difficult and complex factual and legal issues and are subject to many uncertainties, including the facts and circumstances of each particular action, and the jurisdiction, forum, and law under which each action is proceeding. Because of these complexities, final disposition of some of these proceedings may not occur for several years. As such, we are not always able to estimate the amount of our possible future liabilities, if any.
There can be no certainty that we may not ultimately incur charges in excess of presently established or future financial accruals or insurance coverage. Although occasional adverse decisions or settlements may occur, it is management’s opinion that the final disposition of these proceedings will not, considering the merits of the claims and available resources or reserves and insurance, and based upon the facts and circumstances currently known, have a material adverse effect on our financial position or results of operations.

17. Related Party Transactions
Management Agreements
Ceridian HCM is party to management agreements with affiliates of our Sponsors, Fidelity National Financial, Inc. ("FNF") and THLM. FNF assigned its management agreement to Cannae in November 2017. Pursuant to these management agreements, Cannae and THLM each, respectively, agree to provide Ceridian HCM with financial advisory, strategic, and general oversight services. These management agreements provide that Ceridian HCM will pay annual management fees to each of Cannae and THLM in an amount equal to the greater of (a) $0.9, or (b) 0.5 percent of Adjusted EBITDA. Adjusted EBITDA, for purposes of the management agreements, is EBITDA as defined in the Ceridian Senior Secured Credit Facility, further adjusted to exclude the payments made pursuant to the management agreements and certain stock options or other equity compensation.
We recorded a management fee expense in selling, general, and administrative expense of $1.9, $5.0, and $1.9 for the years ended December 31, 2017, 2016, and 2015, respectively, related to these management agreements. The expense for the year ended December 31, 2016, includes transaction advisory fees of $3.0 related to the issuance of the senior convertible participating preferred stock. Please refer to Note 19, "Capital Stock," for further discussion of this transaction.

Indebtedness
An affiliate of Cannae Holdings, LLC, formerly known as Fidelity National Financial Ventures, LLC, owned $30.8, $30.3, and $23.1 of the Ceridian Senior Notes as of December 31, 2017, 2016, and 2015, respectively. Based on this ownership, $3.2, $3.2, and $3.2 in interest payments were made to an affiliate of Cannae Holdings, LLC during the years ended December 31, 2017, 2016, and 2015, respectively. The affiliate of Cannae Holdings, LLC conducted the debt transactions through third parties in the ordinary course of their business and not directly with us.
Service and Vendor Related Agreements
Ceridian is a party to a service agreement with CompuCom Systems, Inc. ("CompuCom"), an investment portfolio company of THL Partners. Pursuant to the service agreement, CompuCom agrees to provide us with service desk and desk side support services. Pursuant to this arrangement, we made payments to CompuCom totaling $3.1, $5.0, and $2.8 during the years ended December 31, 2017, 2016, and 2015, respectively.
Other Transactions
Ceridian HCM provides Dayforce and related services to The Stronach Group, for which we recorded revenue of $0.2 for the year ended December 31, 2016. Alon Ossip, the brother of David Ossip, is the chief executive officer of The Stronach Group.
Ceridian HCM provides Dayforce and related services to FNF for which we recorded revenue of $0.4, $0.3, and $0.5 for the years ended December 31, 2015, 2016, and 2017, respectively.

18. Financial Data by Segment and Geographic Area
Segments
Ceridian has two operating and reportable segments, HCM and LifeWorks, based on the separate management teams, solutions, and objectives of the businesses. Our operating and reportable segments align with how management monitors operating performance, allocates resources, and deploys capital. There are currently two chief operating decision makers ("CODM"), the Chief Executive Officer ("CEO") of HCM and the CEO of LifeWorks. Both report directly to their separate Boards of Directors.
Segment performance is based on revenues and operating income or income (loss) before interest expense and income taxes. Interest expense and income taxes are not indicative of operating performance, and, as a result are not included in the measures that are reviewed by the CODMs. The amounts in the following tables are obtained from reports used by our senior management team. There are no significant non-cash items reported in segment profit or loss other than depreciation and amortization and share-based compensation. Total assets by segment were $6,674.4 for HCM and $156.2 for LifeWorks as of December 31, 2017, and $6,269.9 for HCM and $156.6 for LifeWorks as of December 31, 2016. Please refer to Note 9, "Goodwill and Intangible Assets," for goodwill balances by segment.

	Year Ended December 31, 2017
	HCM	LifeWorks	Total

Cloud revenue	$404.3	$—	$404.3
Bureau revenue	266.5	—	266.5
LifeWorks revenue	—	79.9	79.9
Total revenue	670.8	79.9	750.7
Operating profit (loss)	32.9	(0.4)	32.5
Depreciation and amortization	53.8	4.1	57.9
Capital expenditures	$50.6	$0.2	$50.8

	Year Ended December 31, 2016
	HCM	LifeWorks	Total

Cloud revenue	$297.8	$—	$297.8
Bureau revenue	325.8	—	325.8
LifeWorks revenue	—	80.6	80.6
Total revenue	623.6	80.6	704.2
Operating (loss) profit	(4.7)	4.5	(0.2)
Depreciation and amortization	53.2	4.1	57.3
Capital expenditures	$32.9	$0.3	$33.2

	Year Ended December 31, 2015
	HCM	LifeWorks	Total

Cloud revenue	$225.2	$—	$225.2
Bureau revenue	386.9	—	386.9
LifeWorks revenue	—	81.8	81.8
Total revenue	612.1	81.8	693.9
Operating (loss) profit	23.5	8.6	32.1
Depreciation and amortization	52.3	3.7	56.0
Capital expenditures	$34.1	$0.4	$34.5

Our Solutions
We categorize our solutions into three categories: Cloud HCM ("Cloud"), Bureau HCM ("Bureau"), and LifeWorks offerings.

•
Cloud revenue is generated from HCM solutions that are delivered via two cloud offerings: Dayforce and Powerpay. The Dayforce offering is differentiated from our market competition as being a single application that offers a comprehensive range of functionality, including global HR, payroll, benefits, workforce management, and talent management on web and native iOS and Android platforms. Dayforce revenue is primarily generated from monthly recurring fees charged on a PEPM basis, generally one-month in advance of service. Also included within Dayforce revenue is implementation, staging, and other professional services revenue; revenues from the sale, rental, and maintenance of time clocks; and billable travel expenses. The Powerpay offering is our solution designed primarily for small market Canadian customers. The typical Powerpay customer has fewer than 20 employees, and the majority of the revenue is generated from recurring fees charged on a per-employee, per-process basis. Typical processes include the customer’s payroll runs, year-end tax packages, and delivery of customers’ remittance advices or checks. In addition to the direct revenue earned from the Dayforce and Powerpay offerings, Cloud revenue also includes investment income generated from holding Cloud customer funds in trust before funds are remitted to taxing authorities, Cloud customer employees, or other third parties; and revenue from the sale of third party services.

•
Bureau revenue is generated primarily from HCM solutions delivered via a service-bureau model. These solutions are delivered via three primary service lines: payroll, payroll-related tax filing services, and outsourced human resource solutions. Revenue from payroll services is generated from recurring fees charged on a per-process basis. Typical processes include the customer’s payroll runs, year-end tax packages, and delivery of customers’ remittance advices or checks. In addition to customers who use our payroll services, certain customers use our tax filing services on a stand-alone basis. Our outsourced human resource solutions are tailored to meet the needs of individual customers, and entail our contracting to perform many of the duties of a customer’s human resources department, including payroll processing, time and labor management, performance management, and recruiting. We also perform HCM-related individual services for customers, such as check printing, wage attachment and disbursement, and ACA management. Additional items included in Bureau revenue are custom professional services revenue; investment income generated from holding Bureau customer funds in trust before funds are remitted to taxing authorities, Bureau customer employees, or other third parties; consulting services related to Bureau offerings; and revenue from the sale of third party services.

•
LifeWorks joint venture revenue is primarily generated from employee assistance, wellness, recognition, and incentive programs offered directly by LifeWorks in the United States, Canada, the United Kingdom and various other countries through LifeWorks’ network of contractors. LifeWorks offers employee engagement services, such as employee assistance programs, social recognition, discounts from participating vendors, a private social network, employee and corporate wellness, and employee engagement analytics.

Revenue by solution is as follows:

	Year Ended December 31,
	2017	2016	2015

Cloud	$404.3	$297.8	$225.2
Bureau	266.5	325.8	386.9
LifeWorks	79.9	80.6	81.8
Total revenue	$750.7	$704.2	$693.9

Geographic and Customer Information
No single customer accounts for 2% or more of our consolidated revenue for any of the periods presented.

Revenue by country is as follows:

	Year Ended December 31,
	2017	2016	2015
United States	$514.5	$484.2	$473.1
Canada	227.6	212.5	215.0
Other	8.6	7.5	5.8
Total revenue	$750.7	$704.2	$693.9

Long-lived assets by country is as follows:

	December 31,
	2017	2016
United States	$1,859.8	$1,865.8
Canada	503.0	472.0
Other	40.7	40.0
Total long-lived assets	$2,403.5	$2,377.8

19. Capital Stock
Convertible Preferred Stock
In 2011, Ceridian Holding Corp. and Ceridian Intermediate completed a recapitalization pursuant to which all shares of 13% cumulative preferred stock (and accrued dividends) of Ceridian Intermediate as of December 9, 2011 were exchanged for shares of participating convertible preferred stock of Ceridian Holding Corp. (now, Ceridian Holding LLC). The exchange was a tax-free transaction and did not alter the aggregate equity ownership percentage of any shareholder. As a result of this exchange, 50,564,457 shares of preferred stock of Ceridian Holding Corp. were issued at $.0001 par value with a liquidation preference of ten dollars (USD) per share. These shares were convertible to common shares of Ceridian Holding, on a one for one basis, at the option of the holder. The preferred stock of Ceridian Holding was senior to the common stock of Ceridian Holding upon liquidation. In connection with the Separation Transaction on October 1, 2013, the outstanding participating convertible preferred shares of Ceridian Holding Corp. were replaced with participating convertible preferred shares of Ceridian Holding LLC, which carry the same rights and features as the Ceridian Holding Corp. preferred shares. As of December 31, 2017 and 2016, there were 58,228,954 and 58,232,117 shares of Ceridian Holding LLC outstanding, respectively.
On April 2, 2012, the predecessor to Ceridian LLC completed the acquisition of all of the issued and outstanding capital stock of Dayforce. Ceridian Canada was considered the acquirer for accounting purposes. Ceridian Canada previously held approximately 20% of the fully-diluted capital shares of Dayforce. Consideration at the April 2, 2012 closing was $43.5 in cash and issuance of 7.7 million shares, valued at $79.9, of convertible preferred stock of Ceridian or economically equivalent shares of a Canadian subsidiary that are exchangeable for such preferred shares. Approximately 2.0 million shares were convertible participating preferred stock of Ceridian and approximately 5.7 million were economically equivalent shares of a Canadian subsidiary that are exchangeable for such preferred shares at the option of the holder or automatically after 10 years from the closing date at a 1:1 conversion ratio. Due to the ability to exchange these Canadian shares, the Canadian shares are considered economically equivalent to the convertible participating preferred stock and included in the total preferred share count. The shares of convertible participating preferred stock of Ceridian (and economically equivalent Canadian shares) have a liquidation preference of ten dollars (USD) per share and are convertible into shares of Ceridian common stock at the option of the holders at an initial 1:1 conversion ratio.
A portion of the share consideration received by shareholders that were current employees of Dayforce were restricted and held in escrow for a three-year period following the closing date of the acquisition and are subject to forfeiture if the shareholder’s employment was terminated under certain circumstances during that period. These restricted shares that required continued employment represented 2.9 million, or $30.3, of the 7.7 million shares issued, of which $2.5, $10.2 and $10.2 of expense is recorded as part of stock compensation expense for the years ended December 31, 2015, 2014 and 2013, respectively. The restrictions and escrow status of these 2.9 million shares was lifted in April of 2015.
Common Stock
As a result of the 2007 Merger, 130,247,003 shares of common stock of Ceridian Holding Corp. were issued at $.0001 par value. This common stock did not pay dividends. In connection with the Separation Transaction on October 1, 2013, the outstanding common shares of Ceridian Holding Corp. were replaced with common shares of Ceridian, which carry the same rights and features as the Ceridian Holding Corp. common shares. As of December 31, 2017 and 2016, there were 129,817,190 and 129,825,315 shares of common stock of Ceridian issued and outstanding, respectively.

Distributions to Members
There were no distributions made to members during the year ended December 31, 2017. There was one distribution made to members during the year ended December 31, 2016, and three separate distributions made to members during the year ended December 31, 2015. Refer to Note 3, "Discontinued Operations," for further discussion.

20. Subsequent Events
Subsequent events have been evaluated through March 14, 2018, the issuance date of this report.
On January 17, 2018, Ceridian HCM announced the confidential submission of a draft registration statement on Form S-1 to the SEC relating to the proposed initial public offering of its common stock. The number of shares of common stock to be sold and the price range for the proposed offering have not yet been determined.